Filed pursuant to Rule 424(b)(3)
Registration No. 333-268986

STEPSTONE PRIVATE INFRASTRUCTURE FUND

Class T Shares

Class S Shares

Class D Shares

Class I Shares

July 13, 2023, as supplemented June 3, 2024

STATEMENT OF ADDITIONAL INFORMATION

128 S Tryon St., Suite 1600

Charlotte, NC 28202

(704) 215-4300

This Statement of Additional Information (“SAI”) is not a prospectus. This SAI relates to and should be read in conjunction with the prospectus (“Prospectus”) of StepStone Private Infrastructure Fund (the “Fund”) dated July 13, 2023, as supplemented to date. A copy of the Prospectus may be obtained by contacting the Fund at the telephone number or address set forth above.

Capitalized terms used but not defined in this SAI have the meanings ascribed to them in the Prospectus.

INVESTMENT POLICIES, PRACTICES AND RISKS

The Fund is a non-diversified, closed-end management investment company operated as an interval fund. The Fund was organized as a Delaware statutory trust on December 5, 2022. The Fund offers four separate classes of shares of beneficial interest (“Shares”) designated as Class T (“Class T Shares”), Class S (“Class S Shares”), Class D (“Class D Shares”), and Class I (“Class I Shares”) only to Eligible Investors. Class T Shares, Class S Shares, Class D Shares, and Class I Shares are subject to different fees and expenses. The Fund’s strategy involves investing in a range of private infrastructure assets across multiple sponsors and investment types. The portfolio will consist of private infrastructure investments that vary across industry sectors and geographies. The Fund intends to make investments in equity and debt interests across a variety of private infrastructure investments within areas such as transportation and logistics, renewables and energy, communications/digital infrastructure, utilities, social infrastructure, natural capital and other real assets that provide necessary services to society. These private infrastructure investments will be made through private transactions that are exempt from registration under the Securities Act and will not be made in governmental entities; collectively, these private infrastructure investments are referred to as “Infrastructure Assets.” Under normal circumstances, the Fund will invest at least 80% of its net assets, plus any borrowing for investment purposes, in Infrastructure Assets. For purposes of this 80% threshold, the Fund will include (i) investments in specific Infrastructure Assets, (ii) investments in companies that invest primarily in Infrastructure Assets and (iii) investments in Investment Funds that invest primarily in Infrastructure Assets.

In select cases, the Fund may allocate a portion of its investments to other private market asset classes, including but not limited to real estate, private equity and private debt. Infrastructure Assets, along with all other forms of private assets in which the Fund may invest, are broadly referred to as “Private Market Assets.”

StepStone Group Private Wealth LLC serves as the Fund’s investment adviser (“StepStone Private Wealth”, “SPW” or the “Adviser”), and StepStone Group Real Assets LP serves as the Fund’s investment sub-adviser (“StepStone” or the “Sub-Adviser,” and together with the Adviser, the “Advisers”). The investment objectives and principal investment strategies of the Fund, as well as the principal risks associated with the Fund’s investment strategies, are set forth in the Prospectus. Certain additional investment information is set forth below.

Fundamental Policies

The Fund’s stated fundamental policies, which may only be changed by the affirmative vote of a majority of the outstanding voting securities of the Fund, are listed below. As defined by the 1940 Act, as amended (the “1940 Act”), the vote of a “majority of the outstanding voting securities of the Fund” means the vote, at an annual or special meeting of the Fund’s Shareholders duly called, (a) of 66-2/3% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding voting securities of the Fund are present or represented by proxy; or (b) of more than 50% of the outstanding voting securities of the Fund, whichever is less. The Fund may not:

(1)   invest 25% or more of the value of its total assets in the securities, other than U.S. Government securities, of issuers engaged in any single industry (for purposes of this restriction, the Fund’s investments in Private Market Assets are not deemed to be investments in a single industry); provided, however, that the Fund will, in normal circumstances, invest more than 25% of the value of its total assets at the time of purchase in Infrastructure Assets. To the extent that the Fund’s investments in Private Market Assets are investments in a single industry, such investments will comply with this restriction;

(2)  borrow money, except to the extent permitted by the 1940 Act (which currently limits borrowing to no more than 33- 1/3% of the value of the Fund’s total assets);

(3)  issue senior securities, except to the extent permitted by Section 18 of the 1940 Act (which currently limits the issuance of a class of senior securities that is indebtedness to no more than 33-1/3% of the value of the Fund’s total assets or, if the class of senior security is stock, to no more than 50% of the value of the Fund’s total assets);

(4)  underwrite securities of other issuers, except insofar as the Fund may be deemed an underwriter under the Securities Act of 1933, as amended, in connection with the disposition of its portfolio securities;

(5)  make loans to other persons, except that (i) the Fund will not be deemed to be making a loan to the extent that the Fund makes debt investments in accordance with its stated investment strategies; (ii) the Fund may take short positions in any security or financial instrument; and (iii) the Fund may lend its portfolio securities in an amount not in excess of 331 /3% of its total assets, taken at market value, provided that such loans shall be made in accordance with applicable law; or

(6)  purchase or sell commodities or commodity contracts, except that it may purchase and sell non-U.S. currency, options, futures and forward contracts, including those related to indices, swaps and options on indices, and may invest in commodity pools and other entities that purchase and sell commodities and commodity contracts.

Other Fundamental Policies

The Fund may invest in real estate or interests in real estate, securities that are secured by or represent interests in real estate (e.g., mortgage loans evidenced by notes or other writings defined to be a type of security), mortgage-related securities or investing in companies engages in the real estate business or that has a significant portion of their assets in real estate (including real estate investment trusts).

In addition, the Fund has adopted a fundamental policy that it will make quarterly repurchase offers pursuant to Rule 23c- 3 under the 1940 Act, as such rule may be amended from time to time, for between 5% and 25% of the Shares outstanding at NAV, unless suspended or postponed in accordance with regulatory requirements, and each repurchase pricing shall occur no later than the 14th day after the Repurchase Request Deadline (as defined in the Prospectus), or the next business day if the 14th day is not a business day.

With respect to these investment restrictions and other policies described in this SAI or the Prospectus (except the Fund’s policy on borrowings set forth above), if a percentage restriction is adhered to at the time of an investment or transaction, a later change in percentage resulting from a change in the values of investments or the value of the Fund’s total assets, unless otherwise stated, will not constitute a violation of such restriction or policy. The Fund’s investment policies and restrictions do not apply to the activities and transactions of Private Market Assets in which assets of the Fund are invested.

Other Risks

The following disclosure supplements the disclosure set forth under the caption “Types of Investments and Related Risks” in the Prospectus and does not, by itself, present a complete or accurate explanation of the matters disclosed. Prospective investors must refer also to “Types of Investments and Related Risks” in the Prospectus for a complete presentation of the matters disclosed below.

Substantial Fees and Expenses. The Fund will allocate to multiple Investment Funds. A Shareholder in the Fund that meets the eligibility conditions imposed by one or more Investment Funds, including minimum initial investment requirements that may be substantially higher than those imposed by the Fund, could potentially invest directly in primaries of such Investment Funds. By investing in the Investment Funds through the Fund, a Shareholder in the Fund will bear a portion of the Management Fee and other expenses of the Fund. A Shareholder in the Fund will also indirectly bear a portion of the asset-based management fees, carried interests or incentive allocations (which are a share of an Investment Fund’s returns which are paid to the Investment Manager) and fees and expenses borne by the Fund as an investor in the Investment Funds. Although not part of the Fund’s primary strategy, to the extent that the Fund invests in an Investment Fund that is itself a “fund of funds,” the Fund will bear a third layer of fees. These layered fees may result in higher Fund fees and expenses than if the Fund invested in other types of securities. Each Investment Manager receives any incentive-based allocations to which it is entitled irrespective of the performance of the other Investment Funds and the Fund generally. As a result, an Investment Fund with positive performance may receive compensation from the Fund, even if the Fund’s overall returns are negative.

Incentive Allocation Arrangements. Investment Managers of an Investment Fund may receive a performance fee, carried interest or incentive allocation generally equal to 20% of the net profits earned by the Investment Fund that it manages, typically subject to a preferred return. These performance incentives may create an incentive for the Investment Managers to make investments that are riskier or more speculative than those that might have been made in the absence of the performance fee, carried interest, or incentive allocation.

Control Positions. Private Market Assets may take control positions in companies. The exercise of control over a company imposes additional risks of liability for environmental damage, product defects, failure to supervise and other types of liability related to business operations. In addition, the act of taking a control position, or seeking to take such a position, may itself subject the Private Market Assets to litigation by parties interested in blocking it from taking that position. If those liabilities were to arise, or such litigation were to be resolved adversely to the Private Market Asset, the Fund likely would suffer losses on its investments.

Inadequate Return. No assurance can be given that the returns on the Fund’s investments will be commensurate with the risk of investment in the Fund. Shareholders should not commit money to the Fund unless they have the resources to sustain the loss of their entire investment in the Fund.

Inside Information. From time to time, the Fund or its affiliates may come into possession of material, non-public information concerning an entity in which the Fund has invested or proposes to invest. Possession of that information may limit the ability of the Fund to buy or sell securities of the entity.

Recourse to the Fund’s Assets. The Fund’s assets, including any investments made by the Fund and any interest in the Private Market Assets held by the Fund, are available to satisfy all liabilities and other obligations of the Fund. If the Fund becomes subject to a liability, parties seeking to have the liability satisfied may have recourse to the Fund’s assets generally and not be limited to any particular asset, such as the asset representing the investment giving rise to the liability.

Possible Exclusion of a Shareholder Based on Certain Detrimental Effects. The Fund may repurchase Shares held by a Shareholder or other person acquiring Shares from or through a Shareholder, if:

•

the Shares have been transferred or have vested in any person other than by operation of law as the result of the death, dissolution, bankruptcy, insolvency or adjudicated incompetence of the Shareholder or with the consent of the Fund;

•

ownership of the Shares by the Shareholder or other person likely will cause the Fund to be in violation of, require registration of any Shares under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

•

continued ownership of the Shares by the Shareholder or other person may be harmful or injurious to the business or reputation of the Fund, the Board of Trustees, the Advisers or any of their affiliates, or may subject the Fund or any Shareholder to an undue risk of adverse tax or other fiscal or regulatory consequences;

•	any of the representations and warranties made by the Shareholder or other person in connection with the acquisition of the Shares was not true when made or has ceased to be true;

•

the Shareholder is subject to special regulatory or compliance requirements, such as those imposed by the U.S. Bank Holding Company Act of 1956, as amended, certain Federal Communications Commission regulations, or ERISA (as hereinafter defined) (collectively, “Special Laws or Regulations”), and the Fund determines that the Shareholder is likely to be subject to additional regulatory or compliance requirements under these Special Laws or Regulations by virtue of continuing to hold the Shares; or

•	the Fund, the Adviser or the Board of Trustees determine that the repurchase of the Shares would be in the best interest of the Fund.

The effect of these provisions may be to deprive an investor in the Fund of an opportunity for a return even though other investors in the Fund might enjoy such a return.

Limitations on Transfer; Shares Not Listed; No Market for Class T, Class S, Class D, or Class I Shares. The transferability of Shares is subject to certain restrictions contained in the Fund’s Agreement and Declaration of Trust and is affected by restrictions imposed under applicable securities laws. Shares are not traded on any national securities exchange or other market. No market currently exists for Class T, Class S, Class D, or Class I Shares, and the Fund contemplates that one will not develop. The Shares are, therefore, not readily marketable. The Fund intends to conduct quarterly offers at NAV to repurchase between 5% and 25% of its outstanding Shares, pursuant to Rule 23c-3 under the 1940 Act, unless such offer is suspended or postponed in accordance with regulatory requirements. In connection with any given quarterly repurchase offer, the Fund currently intends to repurchase 5% of its outstanding Shares. Although the Adviser and the Fund expect to recommend to the Board of Trustees that the Fund offer to repurchase Shares quarterly, no assurances can be given that the Fund will do so. Consequently, Class T, Class S, Class D, and Class I Shares should only be acquired by investors able to commit their funds for an indefinite period of time.

Closed-end Fund; Liquidity Risks. The Fund is a non-diversified closed-end management investment company designed primarily for long-term investors and is not intended to be a trading vehicle. An investor should not invest in the Fund if the investor needs a liquid investment. Closed-end funds differ from open-end management investment companies (commonly known as mutual funds) in that investors in a closed-end fund do not have the right to redeem their shares on a daily basis at a price based on NAV.

Qualified Purchaser Exemption. The Fund may be unsuccessful in quickly raising sufficient capital for the Fund to be deemed a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act. Because certain investments that are part of the Fund’s investment strategies require that the Fund meet the definition of qualified purchaser, the Fund may not be able to fully implement its investment strategies and the Fund’s investment performance may be negatively impacted until the Fund raises the $25,000,000 required capital to meet the definition of a qualified purchaser.

Repurchase Risks. The Fund has no obligation to repurchase Shares at any time; any such repurchases will only be made at such times, in such amounts and on such terms as may be determined by the Board of Trustees, in its sole discretion. With respect to any future repurchase offer, Shareholders repurchasing must do so by a date specified in the notice describing the terms of the repurchase offer (the “Shareholder Notification”). The Shareholder Notification generally will be approximately 21 to 42 days prior to the date as of which the Shares to be repurchased are valued by the Fund (the “Repurchase Request Deadline”). Shareholders that request to repurchase any Shares will not know the price at which such Shares will be repurchased until the Fund’s NAV as of the Repurchase Request Deadline is able to be determined, which determination is expected to be able to be made in the month following that of the Repurchase Request Deadline (the “Repurchase Pricing Date”). It is possible that during the time period between the Shareholder Notification date and the Repurchase Request Deadline, general economic and market conditions, or specific events affecting one or more underlying Private Market Assets, could cause a decline in the value of Shares in the Fund. Moreover, because the Shareholder Notification date will be substantially in advance of the Repurchase Pricing Date, Shareholders who tender

Shares of the Fund for repurchase will receive their repurchase proceeds soon after the Shareholder Notification date and will not know the amount of such proceeds prior to making a decision. In no case will the Fund make full payment of all consideration offered in the repurchase offer later than seven (7) days after the Repurchase Pricing Date.

Shareholders who require minimum annual distributions from a retirement account through which they hold Shares should consider the Fund’s schedule for repurchase offers and submit repurchase requests accordingly. In addition, the Fund’s investments in Private Market Assets are subject to lengthy lock-up periods where the Fund will not be able to dispose of such investments except through secondary transactions with third parties, which may occur at a significant discount to NAV and which may not be available at any given time. There is no assurance that third parties will engage in such secondary transactions, and the Fund may require and be unable to obtain the consents to transfer that may be required from Investment Managers, the issuers of a Co-Investment, or other investors in a Co-Investment needed to effect such transactions. Such parties may have no incentive to grant such consents. The Fund may need to suspend or postpone repurchase offers if it is not able to dispose of its interests in Private Market Assets in a timely manner. See “Investment Policies, Practices and Risks – Mandatory Redemptions.”

Substantial Repurchases. Substantial requests for the Fund to repurchase Shares could require the Fund to liquidate certain of its investments more rapidly than otherwise desirable in order to raise cash to fund the repurchases and achieve a market position appropriately reflecting a smaller asset base. This could have a material adverse effect on the value of the Shares.

To the extent the Fund obtains repurchase proceeds by disposing of its interest in certain Private Market Assets, the Fund will thereafter hold a larger proportion of its assets in the remaining Private Market Assets, some of whose interests at times may be less liquid or illiquid. This could adversely affect the ability of the Fund to fund subsequent repurchase requests of Shareholders or to conduct future repurchases at all. In addition, after giving effect to such dispositions, the remaining Private Market Assets may not reflect the Advisers’ ideal judgments as to the desired portfolio composition of the Fund’s Private Market Assets, in that the Fund’s performance may be tied to the performance of fewer Private Market Assets and/or may not reflect the Advisers’ judgment as to the Fund’s optimal exposure to particular asset classes or investment strategies. These consequences may be particularly applicable if the Fund received requests to repurchase substantial amounts of Shares and may have a material adverse effect on the Fund’s ability to achieve its investment objectives and the value of the Shares. In addition, substantial repurchases of Shares could result in a sizeable decrease in the Fund’s net assets, resulting in an increase in the Fund’s total annual operating expense ratio.

Special Tax Risks. Special tax risks are associated with an investment in the Fund. The Fund intends to satisfy the requirements each taxable year necessary to qualify as a “regulated investment company” or “RIC” under Subchapter M of the Code. As such, the Fund must satisfy, among other requirements, certain ongoing asset diversification, source-of-income and annual distribution requirements. Each of these ongoing requirements for qualification for the favorable tax treatment available to RICs requires that the Fund obtain information from the Investment Funds in which the Fund is invested. However, Investment Funds generally are not obligated to disclose the contents of their portfolios. This lack of transparency may make it difficult for the Adviser to monitor the sources of the Fund’s income and the diversification of its assets, and otherwise comply with Subchapter M of the Code, and ultimately may limit the universe of Investment Funds in which the Fund can invest. Furthermore, although the Fund expects to receive information from each Investment Manager regarding its investment performance on a regular basis, in most cases there is little or no means of independently verifying this information.

If before the end of any quarter of its taxable year, the Fund believes that it may fail any of the asset diversification requirements, the Fund may seek to take certain actions to avert such a failure. However, certain actions typically taken by RICs to avert such a failure (e.g., the disposition of assets causing the diversification discrepancy) may be difficult for the Fund to pursue because the Fund may be unable to liquidate its interest in an Infrastructure Asset promptly. While the Code ordinarily affords the Fund a 30-day period after the end of the relevant quarter in which to cure a diversification failure by disposing of non-diversified assets, the constraints on the Fund’s ability to liquidate a specific asset may limit utilization of this cure period.

If the Fund fails to satisfy the asset diversification or other RIC requirements, it may lose its status as a RIC under the Code. In that case, all of its taxable income would be subject to U.S. federal income tax at regular corporate rates without any deduction for distributions to Shareholders. In addition, all distributions (including distributions of net capital gain) to Shareholders would be characterized as dividend income to the extent of the Fund’s current and accumulated earnings and profits. Accordingly, disqualification as a RIC would have a material adverse effect on the value of the Fund’s Shares and the amount of the Fund’s distributions.

Additional Tax Considerations; Distributions to Shareholders and Potential Fund-Level Tax Liabilities. The Fund expects to distribute substantially all of its investment company taxable income and net capital gains to Shareholders. These distributions are respectively characterized as ordinary dividend income or long-term capital gain when distributed as dividends for U.S. federal income tax purposes to Shareholders. The Fund will inform Shareholders of the amount and character of its distributions to Shareholders. See “Tax Aspects” below for more information. If the Fund distributes (or is deemed to have distributed) in respect of any calendar year less than an amount at least equal to the sum of 98% of its calendar year ordinary income (taking into account certain deferrals and elections), 98.2% of its capital gain net income (determined on the basis of a one-year period ended on October 31 of such calendar year, and adjusted for certain ordinary losses), plus any such amounts that were not distributed in previous calendar years, then the Fund will generally be subject to a nondeductible 4% excise tax with respect to the Fund’s undistributed amounts. The Fund will not be subject to this excise tax on any amount which the Fund incurred an entity-level U.S. federal income tax.

For U.S. federal income tax purposes, the Fund is required to recognize taxable income in some circumstances in which the Fund does not receive a corresponding payment in cash and to make distributions with respect to such income to maintain its qualification as a RIC. Under such circumstances, the Fund may have difficulty meeting the annual distribution requirement necessary to maintain its qualification as a RIC. As a result, the Fund may have to sell some of its investments at times and/or at prices that the Advisers would not consider advantageous, raise additional debt or equity capital, or forgo new investment opportunities. If the Fund is not able to obtain cash from other sources, the Fund may fail to qualify as a RIC and thus become subject to corporate-level income tax.

In addition, the Fund may invest in Investment Funds located outside of the U.S. or other non-U.S. portfolio company or entities which may be considered passive foreign investment companies (“PFICs”) or controlled foreign corporations (“CFCs”) for U.S. federal income tax purposes. As a result, the Fund may, in a particular taxable year, be required to make ordinary income distributions in excess of the net economic income from such investments with respect to such taxable year. Under applicable final Treasury regulations, certain income derived by the Fund from a CFC or a PFIC with respect to which the Fund has made a qualified electing fund (“QEF”) election would generally constitute qualifying income for purposes of determining the Fund’s ability to be subject to tax as a RIC to the extent the CFC or the PFIC makes current distributions of that income to the Fund or the included income is derived with respect to the Fund’s business of investing in stocks and securities. As such, the Fund may be restricted in its ability to make QEF elections with respect to the Fund’s holdings in Investment Funds and other issuers that could be treated as PFICs or implement certain restrictions with the respect to any Investment Funds or other issuers that could be treated as CFCs in order to limit the Fund’s tax liability or maximize the Fund’s after-tax return from these investments. Moreover, income or gain from such Investment Funds or other entities may be subject to non-U.S. withholding or other taxes. Any such withholding or other taxes would reduce the return on the Fund’s investment in such Investment Funds and thus on the Shareholders’ investment in the Fund. See “Tax Aspects.”

Lack of Financial Reporting Related to Non-U.S. Investments; Adverse Non-U.S. Taxes. The Fund may invest indirectly through Investment Funds in non-U.S. entities. Because non-U.S. entities are not subject to uniform reporting standards, practices and disclosure comparable with those applicable to U.S. companies, there may be different types of, and lower quality, information available about non-U.S. companies. In particular, the assets and profits appearing on the financial statements of a company may not reflect its financial position or results of operation in the way they would be reflected had such financial statements been prepared in accordance with the U.S. generally accepted accounting principles. This limitation may be particularly true for private equity investments, where there may be little or no publicly available information about private companies. In addition, financial data related to non-U.S. investments may be affected by both inflation and local accounting standards and may not accurately reflect the real condition of companies and securities markets. Moreover, the Fund and its Shareholders may be subject to tax, reporting and other filing obligations in non-U.S. jurisdictions in which non-U.S. companies reside or operate.

Regulatory Change. Legal and regulatory changes could occur during the term of the Fund, which may materially adversely affect the Fund. The regulation of the U.S. and non-U.S. securities, derivatives and futures markets and investment funds such as the Fund has undergone substantial change in recent years and such change may continue. In particular, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Dodd-Frank Act”) was signed into law in July 2010. The Dodd-Frank Act contains changes to the existing regulatory structure in the United States and is intended to establish rigorous oversight standards to protect the U.S. economy and American consumers, investors and businesses. The Dodd-Frank Act requires additional regulation of private equity fund managers, including requirements for such managers to register as investment advisers under the Advisers Act, and to disclose various information to regulators about the positions, counterparties and other exposures of the private equity funds managed by such managers.

The Dodd-Frank Act significantly alters the regulation of commodity interests and comprehensively regulates the OTC derivatives markets for the first time in the U.S. Provisions in the new law include: new registration requirements with the SEC and/or the CFTC, recordkeeping, capital, and margin requirements for “swap dealers” and “major swap participants” as determined by the new law and applicable regulations, and the requirement that certain standardized OTC derivatives, such as interest rate swaps, be executed in regulated markets and submitted for clearing through regulated clearinghouses. OTC derivatives transactions traded through clearinghouses will be subject to margin requirements set by clearinghouses and possibly to additional requirements set by the SEC and/or the CFTC. Regulators also have discretion to set margin requirements for OTC derivative transactions that do not take place through clearinghouses. OTC derivatives dealers will be required to post margin to the clearinghouses through which they clear their customer trades instead of using such margin in their operations as they are currently permitted to do. This will increase the dealers’ costs and may be passed through to other market participants, such as an Investment Fund, in the form of higher fees or spreads and less favorable dealer valuations.

The CFTC, along with the SEC and other U.S. federal regulators, has been tasked with developing the rules and regulations enacting the provisions noted above. The Dodd-Frank Act and the rules already promulgated or to be promulgated thereunder may negatively impact the ability of an Investment Fund and, in turn, the Fund, to meet its investment objectives either through limits or requirements imposed on it or upon its counterparties. In particular, new position limits imposed on an Investment Fund or its counterparties may impact an Investment Fund’s ability to invest in a manner that most efficiently meets its investment objectives, and new requirements, including capital and mandatory clearing, may increase the cost of the Investment Fund’s investments and doing business.

The effect of the Dodd-Frank Act or other regulatory change on the Fund and/or Investment Funds, while impossible to predict, could be substantial and adverse. In addition, the practice of short selling has been the subject of numerous temporary restrictions, and similar restrictions may be promulgated at any time. Such restrictions may adversely affect the returns of Investment Funds that utilize short selling. Certain tax risks associated with an investment in the Fund are discussed in “Tax Aspects.”

The Fund has an exemption from the definition of the term “commodity pool operator” (“CPO”) under the Commodity Exchange Act, as amended (“CEA”). Therefore, neither the Fund nor the Adviser (with respect to the Fund) is subject to registration or regulation as a commodity pool or CPO, respectively, under the CEA. If the exemption no longer applies, to the extent the Fund is not otherwise eligible to claim an exclusion from regulation by the CFTC, the Fund will operate subject to CFTC regulation. If the Adviser and the Fund become subject to CFTC regulation, as well as related National Futures Association rules, the Fund may incur additional compliance and other expenses.

The impact of changes in legislation, if any, on shareholders, the Fund, and the entities through which the Fund invests is uncertain. Prospective investors are urged to consult their tax advisors regarding an investment in the Fund.

Under Rule 18f-4, the Fund is required to trade derivatives and other transactions that potentially create senior securities (except reverse repurchase agreements and similar financing transactions) subject to a value-at-risk (“VaR”) leverage limit, certain other testing and derivatives risk management program requirements and requirements related to board reporting. These requirements applies unless the Fund qualifies as a “limited derivatives user,” as defined in Rule 18f-4. Reverse repurchase agreements and similar financing transactions continue to be subject to the asset coverage requirements, and a fund trading reverse repurchase agreements needs to aggregate the amount of indebtedness associated with the reverse repurchase agreements or similar financing transactions with the aggregate amount of any other senior securities representing indebtedness when calculating the fund’s asset coverage ratio (unless the fund treats such agreements and transactions as derivatives for all purposes under the rule). Reverse repurchase agreements and similar financing transactions will not be included in the calculation of whether the Fund is a limited derivatives user (unless the Fund determines to treat such agreements and transactions as “derivative transactions” for all purposes under the rule), but if the Fund is subject to the VaR testing, reverse repurchase agreements and similar financing transactions will be included for purposes of such testing. In addition, under Rule 18f-4, the Fund is permitted to invest in a security on a when-issued or forward-settling basis, or with a nonstandard settlement cycle, and the transaction will be deemed not to involve a “senior security,” provided that (i) the Fund intends to physically settle the transaction and (ii) the transaction will settle within 35 days of its trade date). The Fund may otherwise engage in such transactions that do not meet these conditions so long as the Fund treats any such transaction as a “derivatives transaction” for purposes of compliance with Rule 18f-4. Furthermore, under Rule 18f-4, the Fund will be permitted to enter into an unfunded commitment agreement, and such unfunded commitment agreement will not be subject to the limits on borrowings as described in the “Investment Program—Leverage” section above, if the Fund reasonably believes, at the time it enters into such agreement, that it will have sufficient cash and cash equivalents to meet its obligations with respect to all such agreements as they come due. The SEC also provided guidance in connection with the rule regarding the use of securities lending collateral that may limit the Fund’s securities lending activities. These requirements may limit the Fund’s ability to use derivatives and reverse repurchase agreements and similar financing transactions as part of the Fund’s investment strategies.

Indemnification of Investment Funds, Investment Managers and Others. The Fund may agree to indemnify certain of the Private Market Assets and their respective managers, officers, directors, and affiliates from any liability, damage, cost, or expense arising out of, among other things, acts or omissions undertaken in connection with the management of Private Market Assets. If the Fund were required to make payments (or return distributions) in respect of any such indemnity, the Fund could be materially adversely affected. Indemnification of sellers of secondaries may be required as a condition to purchasing such securities.

Other Investment Companies. The Fund may invest in the securities of other investment companies to the extent that such investments are consistent with the Fund’s investment objectives and permissible under the 1940 Act. Under one provision of the 1940 Act, the Fund may not acquire the securities of other investment companies if, as a result, (i) more than 10% of the Fund’s total assets would be invested in securities of other investment companies, (ii) such purchase would result in more than 3% of the total outstanding voting securities of any one investment company being held by the Fund or (iii) more than 5% of the Fund’s total assets would be invested in any one investment company. In some instances, the Fund may invest in an investment company in excess of these limits. For example, the Fund may invest in other registered investment companies, such as mutual funds, closed-end funds and exchange-traded funds, and in business development companies (“BDCs”) in excess of the statutory limits imposed by the 1940 Act in reliance on Rule 12d1-4 under the 1940 Act. These investments would be subject to the applicable conditions of Rule 12d1-4, which in part would affect or otherwise impose certain limits on the investments and operations of the underlying fund. Accordingly, if the Fund serves as an “underlying fund” to another investment company, the Fund’s ability to invest in other investment companies, private funds and other investment vehicles may be limited and, under these circumstances, the Fund’s investments in other investment companies, private funds and other investment vehicles will be consistent with applicable law and/or exemptive relief obtained from the SEC. The Fund, as a holder of the securities of other investment companies, will bear its pro rata portion of the other investment companies’ expenses, including advisory fees. These expenses will be in addition to the direct expenses incurred by the Fund.

Limited Operating History of Fund Investments. Many of our Private Market Assets may have limited operating histories, and the information the Fund will obtain about such investments may be limited. As such, the ability of the Advisers to evaluate past performance or to validate the investment strategies of such Investment Funds will be limited.

Limitations on Performance Information. Performance of Private Market Assets are difficult to measure and therefore such measurements may not be as reliable as performance information for other investment products because, among other things: (i) there is often no market for underlying investments, (ii) Private Market Assets take years to achieve a realization event and are difficult to value before realization, (iii) Private Market Assets are made over time as capital is drawn down from investments, (iv) the performance record of Fund Investments are not established until the final distributions are made, which may be 10-12 years or longer after the initial closing and (v) industry performance information for Fund Investments may be skewed upwards due to survivor bias lack of reporting by underperforming managers.

Reverse Repurchase Agreements. Reverse repurchase agreements involve a sale of a security by an Investment Fund to a bank or securities dealer and the Investment Fund’s simultaneous agreement to repurchase the security for a fixed price (reflecting a market rate of interest) on a specific date. These transactions involve a risk that the other party to a reverse repurchase agreement will be unable or unwilling to complete the transaction as scheduled, which may result in losses to the Investment Fund. Reverse repurchase transactions are a form of leverage that may also increase the volatility of an Investment Fund’s investment portfolio.

Dilution. The Fund may accept additional subscriptions for Shares as determined by the Board, in its sole discretion. Additional purchases will dilute the indirect interests of existing Shareholders in the Fund’s investments prior to such purchases, which could have an adverse impact on the existing Shareholders’ interests in the Fund if subsequent investments underperform the prior investments.

MANAGEMENT OF THE FUND

The Trustees supervise the Fund’s affairs under the laws governing statutory trusts in the State of Delaware. The Trustees have approved the contracts under which certain companies provide essential management, administrative and shareholder services to the Fund.

Trustees and Officers

The Board of the Fund consists of five Trustees. Three Trustees have no affiliation or business connection with the Advisers or any of their affiliated persons and do not own any stock or other securities issued by the Advisers. These are the “non-interested” or “Independent Trustees.” The other two Trustees (the “Interested Trustees”) are affiliated with the Advisers. The biographies of each Trustee are described below.

Board Structure and Oversight Function

The Board’s leadership structure features a “Chairperson” and the “Board Committees” described below. The Chairperson participates in the preparation of the agenda for meetings of the Board and the preparation of information to be presented to the Board with respect to matters to be acted upon by the Board. The Chairperson also presides at all meetings of the Board and is involved in discussions regarding matters pertaining to the oversight of the management of the Fund between meetings.

The Board of Trustees operates using a system of committees to facilitate the timely and efficient consideration of all matters of importance to the Trustees, the Fund and Shareholders, and to facilitate compliance with legal and regulatory requirements and oversight of the Fund’s activities and associated risks. The Board of Trustees has established three standing committees: the “Audit Committee,” the “Nominating and Governance Committee” and the “Independent Trustees Committee.” The Audit Committee, the Nominating and Governance Committee, and the Independent Trustees Committee are comprised exclusively of Independent Trustees. Each committee charter governs the scope of the committee’s responsibilities with respect to the oversight of the Fund. The responsibilities of each committee, including their oversight responsibilities, are described further under “Independent Trustees and the Committees.”

The Fund is subject to a number of risks, including investment, compliance, operational and valuation risk, among others. The Board of Trustees oversees these risks as part of its broader oversight of the Fund’s affairs through various Board and committee activities. The Board has adopted, and periodically reviews, policies and procedures designed to address various risks to the Fund. In addition, appropriate personnel, including but not limited to the Fund’s Chief Compliance Officer, members of the Fund’s administration and accounting teams, representatives from the Fund’s independent registered public accounting firm, the Fund’s Treasurer and portfolio management personnel and independent valuation and brokerage evaluation service providers, make regular reports regarding the Fund’s activities and related risks to the Board of Trustees and the committees, as appropriate. These reports include, among others, quarterly performance reports and risk reports and discussions with members of the risk teams relating to each asset class. The Board’s committee structure allows separate committees to focus on different aspects of risk and the potential impact of these risks on the Fund and then report back to the full Board. In between regular meetings, Fund officers also communicate with the Trustees regarding material exceptions and items relevant to the Board’s risk oversight function.

The Board recognizes that it is not possible to identify all of the risks that may affect the Fund, and that it is not possible to develop processes and controls to eliminate all of the risks that may affect the Fund. Moreover, the Board recognizes that it may be necessary for the Fund to bear certain risks (such as investment risks) to achieve its investment objectives.

As needed between meetings of the Board, the Board, or a specific committee, receives and reviews reports relating to the Fund and engages in discussions with appropriate parties relating to the Fund’s operations and related risks.

Independent Trustees

The Fund seeks as Trustees individuals of distinction and experience in business and finance, government service or academia. In determining that a particular Trustee was and continues to be qualified to serve as Trustee, the Board has considered a variety of criteria, none of which, in isolation, was controlling. Based on a review of the experience, qualifications, attributes or skills of each Trustee, including those enumerated in the table below, the Board has determined that each of the Trustees is qualified to serve as a Trustee of the Fund. In addition, the Board believes that, collectively, the Trustees have balanced and diverse experience, qualifications, attributes and skills that allow the Board to operate effectively in governing the Fund and protecting the interests of Shareholders. Information about the Fund’s committees is provided below under “Independent Trustees and the Committees.”

The Trustees of the Fund, their birth years, addresses, positions held, lengths of time served, their principal business occupations during the past five years, the number of portfolios in the “Fund Complex” (defined below) currently overseen by each Independent Trustee and other directorships, if any, held by the

Trustees, are shown below. The Fund Complex includes all open-end and closed-end funds (including all of their portfolios) advised by the Advisers and any registered funds that have an adviser that is an affiliate of the Advisers.

Name, Address and Birth Year	Position(s) Held with Registrant	Length of Time Served*	Principal Occupation(s) During Past 5 Years	Number of Portfolios Overseen in Fund Complex	Other Trusteeships/ Directorships Held Outside the Fund Complex**
Independent Trustees
Terry Prather c/o StepStone Group Private Wealth LLC 128 S Tryon St., Suite 1600 Charlotte, NC 28202 Birth Year: 1955	Trustee	Indefinite Length — Since May 2024	Chief Operating Officer, LIFT Orlando (community development organization) (2016 – 2023)	4	None

Tracy Schmidt c/o StepStone Group Private Wealth LLC 128 S Tryon St., Suite 1600 Charlotte, NC 28202 Birth Year: 1957	Trustee	Indefinite Length — Since Inception	Founder, Morning Star Advisory, LLC (consulting and advisory services) (since 2018), Enterprise Chief Financial Officer, Group President of Alternative Investments and Chief Operating Officer, CNL Financial Group (2004 – 2018)	3	None

Ron Sturzenegger c/o StepStone Group Private Wealth LLC 128 S Tryon St., Suite 1600 Charlotte, NC 28202 Birth Year: 1960	Trustee	Indefinite Length — Since Inception	Enterprise Business & Community Engagement Executive, Bank of America (2014 – 2018); Legacy Asset Servicing (LAS) Executive, Bank of America (2011 – 2015)	3	Director of KBS Real Estate Investment Trust II, Inc. (since 2019), and KBS Real Estate Investment Trust III, Inc. (since 2019)

*	Each Trustee serves an indefinite term, until his or her successor is elected.

**	This includes any directorships at public companies and registered investment companies held by the Trustee over the past five years.

The Trustees who are affiliated with the Advisers or affiliates of the Advisers (as set forth below) and their age, address, positions held, length of time served, principal business occupations during the past five years, the number of portfolios in the Fund Complex overseen by each Interested Trustee and the other directorships, if any, held by each Interested Trustees, are shown below.

Name, Age and Address	Position(s) Held with Registrant	Length of Time Served*	Principal Occupation(s) During Past 5 Years	Number of Portfolios Overseen in Fund Complex	Other Trusteeships/ Directorships Held Outside the Fund Complex**
Interested Trustees
Tom Sittema c/o StepStone Group Private Wealth LLC 128 S Tryon St., Suite 1600 Charlotte, NC 28202 Birth Year: 1958	Chairperson of the Board of Trustees	Indefinite Length — Since Inception	Executive Chairman, StepStone Group Private Wealth LLC (Since 2020); Managing Director, RiverBridge Capital (Since 2018)	3	None

Bob Long c/o StepStone Group Private Wealth LLC 128 S Tryon St., Suite 1600 Charlotte, NC 28202 Birth Year: 1962	Trustee	Indefinite Length — Since Inception	CEO, StepStone Group Private Wealth LLC (Since 2019); Vice Chairman/ President, Star Mountain Capital (2016-2018)	3	None

*	Each Trustee serves an indefinite term, until his or her successor is elected.

**	This includes any directorships at public companies and registered investment companies held by the Trustee over the past five years.

The executive officers of the Fund, their birth years, addresses, positions held, lengths of time served and their principal business occupations during the past five years are shown below.

Name, Age and Address	Position(s) Held with Registrant	Length of Time Served*	Principal Occupation(s) During Past 5 Years
Executive Officers
Bob Long c/o StepStone Group Private Wealth LLC 128 S Tryon St., Suite 1600 Charlotte, NC 28202 Birth Year: 1962	President and Principal Executive Officer	Indefinite Length — Since Inception	See above

Kimberly Zeitvogel c/o StepStone Group Private Wealth LLC 128 S Tryon St., Suite 1600 Charlotte, NC 28202 Birth Year: 1971	Treasurer and Principal Financial Officer	Indefinite Length — Since January 2023	Managing Director of Finance, StepStone Group Private Wealth LLC (Since 2020); Vice President of Finance, Millennium Advisors, LLC (2018-2020)

Tim Smith c/o StepStone Group Private Wealth LLC 128 S Tryon St., Suite 1600 Charlotte, NC 28202 Birth Year: 1968	Vice President	Indefinite Length — Since November 2023	CFO and COO of StepStone Group Private Wealth LLC (Since 2019); President of Carolon Capital (Since 2013)

Name, Age and Address	Position(s) Held with Registrant	Length of Time Served*	Principal Occupation(s) During Past 5 Years

Dean Caruvana c/o StepStone Group Private Wealth LLC 128 S Tryon St., Suite 1600 Charlotte, NC 28202 Birth Year: 1988	Secretary and Chief Compliance Officer	Indefinite Length — August 2023	General Counsel, StepStone Group Private Wealth LLC (Since 2023); Principal, Blue Owl Capital (2022-2023); Vice President, Blackrock (2018-2022)

*	Each officer serves an indefinite term, until his or her successor is elected.

For each Trustee, the dollar range of equity securities beneficially owned by the Trustee in the Fund and in the Family of Investment Companies (Family of Investment Companies includes all of the registered investment companies advised by the Advisers) as of May 30, 2024, is set forth in the table below.

Name of Trustee	Dollar Range of Equity Securities in the Fund(1), (2)	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies(1), (2), (3)
Independent:
Terry Prather	None	None
Tracy Schmidt	None	Over $100,000
Ron Sturzenegger	None	Over $100,000

Name of Trustee	Dollar Range of Equity Securities in the Fund(1), (2)	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies (1), (2), (3)
Interested:
Tom Sittema	None	Over $100,000
Bob Long	None	Over $100,000

(1)	Dollar ranges are as follows: None, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000 or Over $100,000.
(2)	Beneficial ownership determined in accordance with Rule 16a-1(a)(2) under the Exchange Act.
(3)

The Family of Investment Companies is defined as any two or more registered investment companies that (a) share the same investment adviser or principal underwriter; and (b) hold themselves out to investors as related companies for purposes of investment and investor services.

As to each Independent Trustee and his or her immediate family members, no person owned beneficially or of record securities of an investment adviser or principal underwriter of the Fund, or a person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with an investment adviser or principal underwriter of the Fund.

As of June 30, 2023, all Trustees and Officers of the Fund, as a group, owned less than 1% of the outstanding Shares of the Fund.

Independent Trustees and the Committees

Law and regulation establish both general guidelines and specific duties for the Independent Trustees. The Board has three committees: the Audit Committee, the Nominating and Governance Committee, and the Independent Trustees Committee.

The Independent Trustees are charged with recommending to the full Board approval of management, advisory and administration contracts, and distribution and underwriting agreements; continually reviewing fund performance; overseeing on the pricing of portfolio securities, brokerage commissions, transfer agent costs and performance and trading among funds in the same complex; and approving fidelity bond and related insurance coverage and allocations, as well as other matters that arise from time to time.

The Board of Trustees has a separately-designated standing Audit Committee. The Audit Committee is charged with recommending to the full Board the engagement or discharge of the Fund’s independent registered public accounting firm; directing investigations into matters within the scope of the independent registered public accounting firm’s duties, including the power to retain outside specialists; reviewing with the independent registered public accounting firm the audit plan and results of the auditing engagement; approving professional services provided by the independent registered public accounting firm and other accounting firms prior to the performance of the services; reviewing the independence of the independent registered public accounting firm; considering the range of audit and non-audit fees; reviewing the adequacy of the Fund’s system of internal controls; and reviewing the valuation process. The Fund has adopted a formal, written Audit Committee Charter.

The members of the Audit Committee of the Fund are Tracy Schmidt and Ron Sturzenegger. None of the members of the Fund’s Audit Committee is an “interested person,” as defined under the 1940 Act, of the Fund (with such disinterested Trustees being “Independent Trustees” or individually, “Independent Trustee”). Each Independent Trustee is also “independent” from the Fund under the listing standards of the New York Stock Exchange, Inc. (“NYSE”). The Chairperson of the Audit Committee of the Fund is Tracy Schmidt.

The Board also has a Nominating and Governance Committee. The members of the Nominating and Governance Committee of the Fund are Tracy Schmidt and Ron Sturzenegger, each of whom is an Independent Trustee. The Chairperson of the Nominating and Governance Committee is Ron Sturzenegger. The Nominating and Governance Committee identifies individuals qualified to serve as Independent Trustees on the Board and on committees of the Board and recommends such qualified individuals for nomination by the Fund’s Independent Trustees as candidates for election as Independent Trustees, advises the Board with respect to Board composition, procedures and committees, develops and recommends to the Board a set of corporate governance principles applicable to the Fund, monitors and makes recommendations on corporate governance matters and policies and procedures of the Board and any Board committees and oversees periodic evaluations of the Board and its committees.

The Fund’s Nominating and Governance Committee recommends qualified candidates for nominations as Independent Trustees. Persons recommended by the Fund’s Nominating and Governance Committee as candidates for nomination as Independent Trustees shall possess such experience, qualifications, attributes, skills and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Fund, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law or regulation. While the Nominating and Governance Committee expects to be able to continue to identify from their own resources an ample number of qualified candidates for the Fund’s Board as they deem appropriate, they will consider nominations from Shareholders to the Board. Nominations from Shareholders should be in writing and sent to the Nominating and Governance Committee as described below under “Shareholder Communications.”

The Board also has an Independent Trustees Committee. The members of the Independent Trustees Committee of the Fund are Tracy Schmidt and Ron Sturzenegger, each of whom is an Independent Trustee. The Chairperson of the Independent Trustees Committee is Ron Sturzenegger. The Independent Trustees Committee will review and approve, to the extent required, co-investment transactions entered into by the Fund and affiliated funds in accordance with the terms and conditions of the Fund’s co-investment exemptive relief. The Independent Trustees Committee is responsible for assessing the flow of information between our management and the Board and overseeing the annual approval process of the Advisory Agreement, Sub-Advisory Agreement and the Administration Agreement.

Experience, Qualifications and Attributes

The Board has concluded, based on each Trustee’s experience, qualifications and attributes that each Board member should serve as a Trustee. The following is a brief summary of the information that led to and/or supports this conclusion.

Biographies

Terry Prather

Terry Prather is a Trustee of StepStone Private Credit Income Fund. Mr. Prather is an experienced executive with focuses in hospitality & tourism industry, community organizations, and community development.

Prior to serving on various boards, Mr. Prather was the Chief Operating Officer of LIFT Orlando, a place-based community development organization that strengthens neighborhoods. Prior to LIFT Orlando, Mr. Prather served as President of SeaWorld Orlando and retired from SeaWorld Parks & Entertainment in 2015. Mr. Prather’s SeaWorld career started in maintenance and water quality for SeaWorld San Antonio in 1988 and served as Vice President of Operations at SeaWorld Orlando in 2010. Earlier in his career, Mr. Prather served as President of Six Flags America in Bowie, Maryland.

Mr. Prather graduated from Morehouse College. Mr. Prather currently serves on various boards including Visit Orlando (Chair), Dr. Phillips Charities (Chair), LIFT Orlando (Advisor), and the Smithsonian National Zoo in Washington, DC.

Tracy Schmidt

Tracy Schmidt is a Trustee of StepStone Private Infrastructure Fund. Mr. Schmidt is a seasoned executive with over 40-years’ experience in investment management, logistics, finance, operations and administration. Mr. Schmidt is the founder of Morning Star Advisory, LLC where he provides advisory and consulting services to multi-generational families and companies primarily in the logistics and supply chain space. Mr. Schmidt is also co-founder and managing partner of Steward CW Holdings, LLC whose focus is to develop and operate a network of automated express car washes.

Prior to founding his current advisory business, Mr. Schmidt served as CNL Financial Group’s Enterprise Chief Financial Officer, Group President of Alternative Investments and Chief Operating Officer, overseeing and providing strategic leadership for the organization’s financial affairs and the alternative investments platform. Before joining CNL Financial Group, Mr. Schmidt served in various roles at FedEx Express including Senior Vice President and Chief Financial Officer. Early in his career, Mr. Schmidt served as a staff auditor at Ernst & Whinney.

Mr. Schmidt graduated from Christian Brothers University. Mr. Schmidt is an advisor, director and chair of the audit committee and member of the risk and executive committees of Gordon Food Service Holdings, Inc., a director of Pinnacle Realty Services, Inc. and a former director of the United States Chamber of Commerce. He also serves as a Senior Advisor to The Over-Haul Group, Inc. Mr. Schmidt is Chair Emeritus and founding chair of the Central Florida Regional Commission on Homelessness.

Ron Sturzenegger

Ron Sturzenegger is a Trustee of StepStone Private Infrastructure Fund. Mr. Sturzenegger is a financial services executive, primarily focused on real estate related businesses. Most recently, Mr. Sturzenegger held concurrent executive positions overseeing Enterprise Business and Community Engagement and Legacy Asset Servicing at Bank of America. Mr. Sturzenegger also held roles within Bank of America (and legacy firms) as Global Head of Real Estate, Gaming and Lodging Investment Banking and Head of Real Estate Mergers and Acquisitions. Prior to joining Bank of America, Mr. Sturzenegger served in various roles at Morgan Stanley and Bain & Company.

Mr. Sturzenegger graduated from Stanford University and Harvard Business School. Mr. Sturzenegger is an independent director and member of the audit committee and conflicts committee of KBS Real Estate Investment Trust II, Inc. and KBS Real Estate Investment Trust III, Inc. He is a member of the advisory board of the Stanford Professionals in Real Estate.

Shareholder Communications

Shareholders may send communications to the Fund’s Board of Trustees. Shareholders should send communications intended for the Fund’s Board by addressing the communications directly to that Board (or individual Board members) and/or otherwise clearly indicating in the salutation that the communication is for the Board (or individual Board members) and by sending the communication to either the Fund’s office or directly to such Board member(s) at the address specified for each Trustee previously noted. Other Shareholder communications received by the Fund not directly addressed and sent to the Board of Trustees will be reviewed and generally responded to by management, and they will be forwarded to the Board only at management’s discretion based on the matters contained therein.

Compensation

The Independent Trustees are paid an annual retainer of $50,000. The Chairperson of the Audit Committee is also paid an additional annual fee of $10,000. All Trustees are reimbursed for their reasonable out-of-pocket expenses. The Trustees do not receive any pension or retirement benefits from the Fund.

The following table shows information regarding the estimated compensation to be received by the Trustees, none of whom is an employee of the Fund, for services as a Trustee for the fiscal year ended March 31, 2024. The Trustees who are “interested persons,” as defined in the 1940 Act, of the Fund and the Fund’s officers do not receive compensation from the Fund.

Name of Trustee	Aggregate Compensation from the Fund	Total Compensation from the Fund Complex Payable to Trustees
Independent:
Terry Prather	$50,000	$210,000
Tracy Schmidt	$60,000	$250,000
Ron Sturzenegger	$50,000	$210,000

Name of Trustee
Interested:
Bob Long		None
Tom Sittema		None

Code of Ethics

Pursuant to Rule 17j-1 under the 1940 Act, the Board of Trustees has adopted a “Code of Ethics” for the Fund and approved Codes of Ethics adopted by the Adviser and the Sub-Adviser (collectively the “Codes”). The Codes are intended to ensure that the interests of Shareholders and other clients are placed ahead of any personal interest, that no undue personal benefit is obtained from the person’s employment activities and that actual and potential conflicts of interest are avoided.

The Codes apply to the personal investing activities of Trustees and officers of the Fund, the Adviser, and the Sub-Adviser (“Access Persons”). Rule 17j-1 under the 1940 Act and the Codes are designed to prevent unlawful practices in connection with the purchase or sale of securities by Access Persons, including with respect to securities that may be purchased or held by the Fund (which may only be purchased by Access Persons so long as the requirements set forth in the Codes are complied with). Under the Codes, Access Persons are permitted to engage in personal securities transactions, but are required to report their personal securities transactions for monitoring purposes. In addition, certain Access Persons are required to obtain approval before investing in initial public offerings or private placements. The Codes are on file with the SEC and are available to the public.

Investment Advisory, Sub-Advisory and Distribution Agreements

StepStone Group Private Wealth LLC is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). The Adviser was established in 2019 and is a wholly owned business of StepStone Group LP. The Adviser is an investment platform designed to expand access to the private markets for high-net-worth investors. The Adviser intends to create innovative solutions for investors by focusing on convenience, efficiency and transparency. The Adviser’s mission is to convert the private market advantages enjoyed by institutional investors into opportunities for individual investors. Please see the Adviser’s website at www.stepstonepw.com for the most up-to-date information.

The Adviser serves as investment adviser to the Fund pursuant to an investment advisory agreement entered into between the Fund and the Adviser (the “Advisory Agreement”). The Adviser is responsible for the overall management of the Fund’s activities. The Adviser is responsible for formulating and updating (as needed) the overall investment strategy of the Fund. The Adviser is also responsible for the structuring and distribution functions for the Fund. In addition, the Adviser is responsible for the operational and governance aspects of the Fund, including the selection and management of the Fund’s service providers and the management of the Fund’s tender offers and distributions and dividend reinvestment plan. The Adviser is also responsible for the Fund’s SEC and other regulatory reporting obligations. The Adviser is subject to the ultimate supervision of, and any policies established by, the Board of Trustees.

StepStone Group Real Assets LP serves as the Sub-Adviser of the Fund and will provide ongoing research, recommendations and portfolio management regarding the Fund’s investment portfolio. StepStone was formed in 2014 and is the infrastructure and real assets business group of StepStone Group LP. StepStone oversees $75 billion in “private market allocations” which is composed of $27 billion in assets under management and $48 billion in assets under advisement15, including $14 billion of investments approved in 2022. Led by 11 partners with an average of 21 years of infrastructure and real assets experience and supported by a team of dedicated professionals, StepStone provides clients with an “on-the-ground” presence in Australia, Europe, the United Kingdom and North America with deep experience in infrastructure, energy, agriculture and natural resources. StepStone is owned 49% by StepStone Group LP (together with the Sub-Adviser, the “Firm”) and 51% by full-time investment professionals of the StepStone team.

As an affiliate of StepStone Group LP, StepStone benefits from the organization’s scale and depth across the private markets. StepStone Group LP is a global private markets investment firm focused on providing customized investment solutions and advisory and data services to its clients. StepStone Group LP’s clients include some of the world’s largest public and private defined benefit and defined contribution pension funds, sovereign wealth funds and insurance companies, as well as prominent endowments, foundations, family offices and private wealth clients. StepStone Group LP partners with its clients to develop and build portfolios designed to meet their specific objectives across private infrastructure, private equity, private real estate and private debt asset classes. As of December 31, 2022, StepStone Group LP was responsible for $602 billion of “private market allocations” which includes $134 billion of assets under management and $468 billion of assets under advisement 16.

StepStone Group Inc. is the sole managing member of StepStone Group Holdings LLC, which in turn is the general partner of StepStone Group LP. StepStone Group Inc. is listed and trades on the Nasdaq Global Select Market under the trading symbol STEP. Please see StepStone Group Inc’s website at www.stepstonegroup.com for more information.

15 “Private market allocations” means the total amount of assets under management and assets under advisement. StepStone classifies assets under management if the StepStone has full discretion over the investment decisions in an account or has responsibility or custody of assets. Assets under advisement consists of client assets for which StepStone does not have full discretion to make investment decisions but plays a role in advising the client or monitoring their investments.

16 “Private market allocations” means the total amount of assets under management and assets under advisement. StepStone Group LP classifies assets under management if StepStone Group LP has full discretion over the investment decisions in an account or has responsibility or custody of assets. Assets under advisement consists of client assets for which StepStone Group LP does not have full discretion to make investment decisions but plays a role in advising the client or monitoring their investments.

StepStone advises and/or manages accounts other than that of the Fund, which may give rise to certain conflicts of interest. See “Conflicts of Interest.”

The Sub-Adviser has entered into a sub-advisory agreement (“Sub-Advisory Agreement”) with the Adviser and will be responsible for the day-to-day management of the Fund’s assets and activities. The Sub-Adviser will provide ongoing research, recommendations, and portfolio management regarding the Fund’s investment portfolio subject to the overall supervision of the Adviser and the Fund’s officers and Board of Trustees.

The offices of the Adviser are located at 128 S Tryon St., Suite 1600, Charlotte NC 28202, and its telephone number is (704) 215-4300. The Adviser or its designee maintains the Fund’s accounts, books and other documents required to be maintained under the 1940 Act at 128 S Tryon St., Suite 1600, Charlotte, NC 28202.

Approval of the Advisory Agreement

The Advisory Agreement was approved by the Fund’s Board (including a majority of the Independent Trustees) at a meeting held in person on May 24, 2023. The Advisory Agreement of the Fund has an initial term of two years from the date of its execution. The Advisory Agreement will continue in effect from year to year thereafter so long as such continuance is approved annually by the Board or by vote of a majority of the outstanding voting securities of the Fund; provided that in either event the continuance is also approved by a majority of the Independent Trustees by vote cast in person at a meeting called for the purpose of voting on such approval. The Advisory Agreement is terminable by the Fund without penalty, on 60 days’ prior written notice: by the Board; by vote of a majority of the outstanding voting securities of the Fund; or by the Adviser. The Advisory Agreement also provides that it will terminate automatically in the event of its “assignment,” as defined by the 1940 Act and the rules thereunder.

In consideration of the advisory and other services provided by the Adviser to the Fund, the Fund will pay the Adviser a Management Fee equal to 1.60% on an annualized basis of the Fund’s daily net assets. The Management Fee will be accrued daily and payable monthly in arrears within ten (10) business days after the end of the month. The Management Fee is an expense paid out of the Fund’s assets. For the avoidance of doubt, the Management Fee is applied to any assets in respect of Shares that will be repurchased by the Fund on such date.

The Advisory Agreement provides that in the absence of willful misfeasance, bad faith, gross negligence in the performance of its duties or reckless disregard of its obligations and duties under the Advisory Agreement, the Adviser is not liable for any loss the Fund sustains for any investment, adoption of any investment policy, or the purchase, sale or retention of any security.

A discussion of the factors considered by the Fund’s Board of Trustees in approving the Advisory Agreement will be set forth in the Fund’s first annual or semi-annual report following the commencement of operations.

Approval of the Sub-Advisory Agreement

The Adviser has entered into a Sub-Advisory Agreement with StepStone Group Real Assets LP. The Sub-Adviser provides the Fund with non-discretionary investment advisory services subject to the overall supervision of the Adviser and the Fund’s officers and Board of Trustees. As consideration for services provided by the Sub-Adviser, the Adviser will pay 50% of the Management Fee proceeds to the Sub-Adviser on a monthly basis.

A description of the factors considered by the Fund’s Board of Trustees in approving the Sub-Advisory Agreement will be set forth in the Fund’s first annual or semi-annual report following the commencement of operations.

Distributor

UMB Distribution Services, LLC serves as the Fund’s Distributor pursuant to a distribution agreement (“Distribution Agreement”). The principal office of the Distributor is located at 235 West Galena Street, Milwaukee, Wisconsin 53212. Under the Distribution Agreement, the Distributor, as agent of the Fund, agrees to distribute the Fund’s Shares at an offering price equal to the Fund’s then current NAV per Share, plus the applicable sales load. The Distribution Agreement continues in effect so long as such continuance is approved at least annually by the Fund’s Board, including a majority of those Trustees who are not parties to such Distribution Agreement nor interested persons of any such party.

Other Accounts Managed by the Portfolio Manager

Because the portfolio manager may manage assets for other investment companies, pooled investment vehicles, and/or other accounts (including institutional clients, pension plans and certain high-net-worth individuals), there may be an incentive to favor one client over another resulting in conflicts of interest. For instance, the Advisers may receive fees from certain accounts that are higher than the fee it receives from the Fund, or it may receive a performance-based fee on certain accounts. In those instances, the portfolio manager may have an incentive to favor the higher and/or performance-based fee accounts over the Fund. In addition, a conflict of interest could exist to the extent the Advisers have proprietary investments in certain accounts, where portfolio manager has personal investments in certain accounts or when certain accounts are investment options in the Advisers’ employee benefits and/or deferred compensation plans. The portfolio manager may have an incentive to favor these accounts over others. If the Advisers manage accounts that engage in short sales of securities of the type in which the Fund invests, the Advisers could be seen as harming the performance of the Fund for the benefit of the accounts engaging in short sales if the short sales cause the market value of the securities to fall. The Advisers have adopted allocation and other policies and procedures that it believes are reasonably designed to address these and other conflicts of interest.

The following table shows information regarding accounts (other than the Fund) managed by the named portfolio manager as of March 31, 2023:

Adam Reisler	Number of Accounts(1)	Total Assets in Accounts ($ billion)

Registered Investment Companies	-	$-

Other Pooled Investment Vehicles	6	$2.7

Other Accounts	1	$20.5

(1) StepStone receives performance-based fees from six accounts with approximately $$2.7 billion of total assets.

Securities Ownership of Portfolio Manager

As of June 30, 2023, the dollar range of securities beneficially owned by the named portfolio manager in the Fund is shown below:

Name	Aggregate Dollar Range of Equity Securities in the Fund(1)
Adam Reisler	None

(1)	Dollar ranges are as follows: None, $1–$10,000, $10,001–$50,000, $50,001–$100,000, $100,001–$500,000, $500,001–$1,000,000 or Over $1,000,000.

Portfolio Manager Compensation Structure

The Sub-Adviser’s philosophy on compensation is to provide senior professionals’ incentives that are tied to both short-term and long-term performance of the Sub-Adviser. All investment professionals are salaried.

Further, all investment professionals are eligible for a short-term incentive bonus each year that is discretionary and based upon the professional’s performance, as well as the performance of the business.

For his service as portfolio manager to the Fund, Mr. Reisler receives a salary, a discretionary bonus, and certain retirement benefits from the Sub-Adviser. Additionally, Mr. Reisler has equity interests in the Sub-Adviser and indirectly benefits from the success of the Fund based on his ownership interest.

Proxy Voting Policies and Procedures and Proxy Voting Record

Investments in the Investment Funds and some Co-Investments do not typically convey traditional voting rights, and the occurrence of corporate governance or other consent or voting matters for this type of investment is substantially less than that encountered in connection with registered equity securities. On occasion, however, the Fund may receive notices or proposals seeking the consent of or voting by holders (“proxies”). The Fund has delegated any voting of proxies in respect of portfolio holdings to the Adviser to vote the proxies in accordance with the Adviser’s proxy voting guidelines and procedures. In general, the Adviser believes that voting proxies in accordance with the policies described below will be in the best interests of the Fund. The Adviser has further delegated the voting of proxies to the Sub-Adviser.

The Sub-Adviser will generally vote to support management recommendations relating to routine matters, such as the election of board members (where no corporate governance issues are implicated) or the selection of independent auditors. The Sub-Adviser will generally vote in favor of management or investor proposals that the Sub-Adviser believes will maintain or strengthen the shared interests of investors and management, increase value for investors and maintain or increase the rights of investors. On non-routine matters, the Sub-Adviser will generally vote in favor of management proposals for mergers or reorganizations and investor rights plans, so long as it believes such proposals are in the best economic interests of the Fund. In exercising its voting discretion, the Sub-Adviser will seek to avoid any direct or indirect conflict of interest presented by the voting decision. If any substantive aspect or foreseeable result of the matter to be voted on presents an actual or potential conflict of interest involving the Sub-Adviser, the Sub-Adviser will make written disclosure of the conflict to the Independent Trustees indicating how the Sub-Adviser proposes to vote on the matter and its reasons for doing so.

Under certain circumstances, the Fund may hold its interests in the Investment Funds in non-voting form. In such cases where only voting securities are available for purchase by the Fund, in all, or substantially all, instances, the Fund will seek to create by contract the same result as owning a non-voting security by entering into a contract, typically before the initial purchase, to relinquish the right to vote in respect of its investment.

To assist in its responsibility for voting proxies, the Sub-Adviser may from time to time retain experts in the proxy voting and corporate governance area as proxy research providers (“Research Providers”). The services provided to the Sub-Adviser by the Research Providers would include in depth research, global issuer analysis, and voting recommendations. While the Sub-Adviser may review and utilize recommendations made by the Research Providers in making proxy voting decisions, it is in no way obligated to follow any such recommendations. In addition to research, the Research Providers could provide vote execution, reporting and recordkeeping. The Board would carefully monitor and supervise the services provided by any Research Providers.

For a copy of the Proxy Voting Policy, see Annex A to this SAI. A copy of the Proxy Voting Policy is also available on our website at www.stepstonepw.com and on the SEC’s website at www.sec.gov. The Fund shall file an annual report of each proxy voted with respect to portfolio securities of the Fund during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.

PORTFOLIO TRANSACTIONS

Since the Fund generally acquires and disposes of its investments in privately negotiated transactions, it infrequently uses brokers in the normal course of business.

Subject to policies established by the Fund’s Board, the Advisers are primarily responsible for the execution of any traded securities in the Fund’s portfolio and the Fund’s allocation of brokerage commissions.

The Advisers do not expect to execute transactions through any particular broker or dealer but seek to obtain the best net results for the Fund, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, operations facilities of the firm, and the firm’s risk and skill in positioning blocks of securities.

While the Advisers generally seek reasonably competitive trade execution costs, the Fund will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, the Advisers may select a broker based partly upon brokerage or research services provided to the Advisers and the Fund and any other clients. In return for such services, the Fund may pay a higher commission than other brokers would charge if the Advisers determine in good faith that such commission is reasonable in relation to the services provided.

CONFLICTS OF INTEREST

The Advisers

The Advisers or their affiliates provide or may provide investment advisory and other services to various entities. The Advisers and certain of their investment professionals and other principals, may also carry on substantial investment activities for their own accounts, for the accounts of family members and for other accounts (collectively, with the other accounts advised by the Advisers and their affiliates, “Other Accounts”). The Fund has no interest in these activities. The Adviser and its affiliates may receive payments from Investment Managers in connection with such activities. As a result of the foregoing, the Adviser and the investment professionals who, on behalf of the Adviser, will manage the Fund’s investment portfolio will be engaged in substantial activities other than on behalf of the Fund, may have differing economic interests in respect of such activities, and may have conflicts of interest in allocating their time and activity between the Fund and Other Accounts. Such persons will devote only so much of their time as in their judgment is necessary and appropriate.

There also may be circumstances under which the Advisers will cause one or more Other Accounts to commit a larger percentage of its assets to an investment opportunity than to which the Advisers will commit the Fund’s assets. There also may be circumstances under which the Advisers will make investments for Other Accounts in which the Advisers do not invest on behalf of the Fund, or vice versa.

Investment opportunities are made available to the Fund and other clients of the Firm where the investment is within the parameters of the applicable strategy. Further, investment opportunities may arise where there is more demand from the Fund and other clients of the Firm for a particular investment opportunity than supply. The Firm has adopted an Allocation Policy designed to reasonably ensure that all of its clients will be treated fairly and equitably over time. Please refer to “Investment Program — The Firm’s Allocation Policy” in the Prospectus.

The 1940 Act imposes significant limits on co-investments with affiliates of the Fund. The Advisers and the Fund have obtained an exemptive order from the SEC that permits the Fund to co-invest alongside its affiliates in Private Market Assets. However, the SEC exemptive order contains certain conditions that limit or restrict the Fund’s ability to participate in such transactions, including, without limitation, where advised funds by the Firm have an existing investment in the operating company or Investment Fund.

The Adviser also intends to compensate, from its own resources, third-party securities dealers, other industry professionals and any affiliates thereof (“financial intermediaries”) in connection with the distribution of Shares in the Fund or for their ongoing servicing of Shares acquired by their clients. Such compensation may take various forms, including a fixed fee, a fee determined by a formula that takes into account the amount of client assets invested in the Fund, the timing of investment or the overall NAV of the Fund, or a fee determined in some other method by negotiation between the Adviser and such financial intermediaries. Financial intermediaries may also charge investors, at the financial intermediaries’ discretion, a placement fee based on the purchase price of Shares purchased by the investor. As a result of the various payments that financial intermediaries may receive from investors and the Adviser, the amount of compensation that a financial intermediary may receive in connection with the sale of Shares in the Fund may be greater than the compensation it may receive for the distribution of other investment products. This difference in compensation may create an incentive for a financial intermediary to recommend the Fund over another investment product.

Financial intermediaries may be subject to certain conflicts of interest with respect to the Fund. For example, the Fund, the Advisers, Investment Funds or portfolio companies or investment vehicles managed or sponsored by the Advisers or Investment Managers may (i) purchase securities or other assets directly or indirectly from, (ii) enter into financial or other transactions with or (iii) otherwise convey benefits through commercial activities to a financial intermediary. As such, certain conflicts of interest may exist between such persons and a financial intermediary. Such transactions may occur in the future and generally there is no limit to the amount of such transactions that may occur.

Financial intermediaries may perform investment advisory and other services for other investment entities with investment objectives and policies similar to those of the Fund or an Investment Fund. Such entities may compete with the Fund or the Investment Fund for investment opportunities and may invest directly in such investment opportunities. Financial intermediaries that invest in an Investment Fund or a portfolio company may do so on terms that are more favorable than those of the Fund.

Financial intermediaries that act as selling agents for the Fund also may act as distributor for an Investment Fund in which the Fund invests and may receive compensation in connection with such activities. Such compensation would be in addition to the placement fees described above. Financial intermediaries may pay all or a portion of the fees paid to it to certain of their affiliates, including, without limitation, financial advisors whose clients purchase Shares of the Fund. Such fee arrangements may create an incentive for a financial intermediary to encourage investment in the Fund, independent of a prospective Shareholder’s objectives.

A financial intermediary may provide financing, investment banking services or other services to third parties and receive fees therefore in connection with transactions in which such third parties have interests which may conflict with those of the Fund or an Investment Fund. A financial intermediary may give advice or provide financing to such third parties that may cause them to take actions adverse to the Fund, an Investment Fund or a portfolio company. A financial intermediary may directly or indirectly provide services to, or serve in other roles for compensation for, the Fund, an Investment Fund or a portfolio company. These services and roles may include (either currently or in the future) managing trustee, managing member, general partner, investment manager or advisor, investment sub-advisor, distributor, broker, dealer, selling agent and investor servicer, custodian, transfer agent, fund administrator, prime broker, recordkeeper, shareholder servicer, interfund lending servicer, Fund accountant, transaction (e.g., a swap) counterparty and/or lender. A financial intermediary is expected to provide certain such services to the Fund in connection with the Fund obtaining a credit facility, if any such facility is obtained.

In addition, issuers of securities held by the Fund or its underlying Investment Funds may have publicly or privately traded securities in which a financial intermediary is an investor or makes a market. The trading activities of financial intermediaries generally will be carried out without reference to positions held by the Fund or its underlying Investment Funds and may have an effect on the value of the positions so held, or may result in a financial intermediary having an interest in the issuer adverse to the Fund or the underlying Investment Funds. No financial intermediary is prohibited from purchasing or selling the securities of, otherwise investing in or financing, issuers in which the Fund or its underlying Investment Funds has an interest.

A financial intermediary may sponsor, organize, promote or otherwise become involved with other opportunities to invest directly or indirectly in the Fund or an Investment Fund. Such opportunities may be subject to different terms than those applicable to an investment in the Fund or the Investment Fund, including with respect to fees and the right to receive information.

Set out below are practices that the Advisers may follow. Although the Advisers anticipate that the Investment Managers will follow practices similar to those described below, no guarantee or assurances can be made that similar practices will be followed or that an Investment Manager will abide by, and comply with, its stated practices. An Investment Manager may provide investment advisory and other services, directly or through affiliates, to various entities and accounts other than Private Market Assets.

Participation in Investment Activities

Directors, principals, officers, employees and affiliates of the Advisers may buy and sell securities or other investments for their own accounts and may have actual or potential conflicts of interest with respect to investments made on behalf of the Fund or an Investment Fund in which the Fund invests. As a result of differing trading and investment strategies or constraints, positions may be taken by directors, principals, officers, employees and affiliates of the Advisers, or by the Advisers for the Other Accounts, or any of their respective affiliates on behalf of their own other accounts (“Investment Manager Accounts”) that are the same as, different from or made at a different time than, positions taken for the Fund or an Investment Fund.

Other Matters

An Investment Manager may, from time to time, cause an Investment Fund to effect certain principal transactions in securities with one or more Investment Manager Accounts, subject to certain conditions. Future investment activities of the Investment Managers, or their affiliates, and the principals, partners, directors, officers or employees of the foregoing, may give rise to additional conflicts of interest.

The Advisers and their affiliates will not purchase securities or other property from, or sell securities or other property to the Fund, except that the Fund may in accordance with rules under the 1940 Act engage in transactions with accounts that are affiliated with the Fund as a result of common officers, directors, advisers, members or managing general partners. These transactions would be effected in circumstances in which the Advisers determined that it would be appropriate for the Fund to purchase and another client to sell, or the Fund to sell and another client to purchase, the same security or instrument on the same day.

Future investment activities of the Advisers and their affiliates and their principals, partners, members, directors, officers or employees may give rise to conflicts of interest other than those described above.

TAX ASPECTS

The following is a summary of certain U.S. federal income tax considerations relevant to the acquisition, holding and disposition of Shares. This discussion offers only a brief outline of the U.S. federal income tax consequences of investing in the Fund and is based upon present provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder, and judicial and administrative ruling authorities, all of which are subject to change, which change may be retroactive. The discussion is limited to persons who hold their Shares as capital assets (generally, property held for investment) for U.S. federal income tax purposes. This summary does not address all of the U.S. federal income tax consequences that may be relevant to a particular Shareholder or to Shareholders who may be subject to special treatment under federal income tax laws, such as U.S. financial institutions, insurance companies, broker-dealers, traders in securities that have made an election for U.S. federal income tax purposes to mark-to-market their securities holdings, tax-exempt organizations, partnerships, Shareholders who are not “United States Persons” (as defined in the Code), Shareholders liable for the alternative minimum tax, persons holding Shares through partnerships or other pass-through entities, or persons that have a functional currency (as defined in Section 985 of the Code) other than the U.S. dollar. No ruling has been or will be obtained from the Internal Revenue Service (“IRS”) regarding any matter relating to the Fund or the Shares. No assurance can be given that the IRS would not assert a position contrary to any of the tax aspects described below. The discussion set forth herein does not constitute tax advice. Prospective Shareholders and Shareholders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the acquisition, holding and disposition of Shares of the Fund, as well as the effects of state, local and non-U.S. tax laws.

UNLESS OTHERWISE INDICATED, REFERENCES IN THIS DISCUSSION TO THE FUND’S INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS, INCLUDE THE CO-INVESTMENTS OR CO-INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS OF THE FUND, AS WELL AS THOSE INDIRECTLY ATTRIBUTABLE TO THE FUND AS A RESULT OF THE FUND’S INVESTMENT IN ANY INVESTMENT FUND (OR OTHER ENTITY) THAT IS PROPERLY CLASSIFIED AS A PARTNERSHIP OR DISREGARDED ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (AND NOT AN ASSOCIATION OR PUBLICLY TRADED PARTNERSHIP TAXABLE AS A CORPORATION).

Qualification as a Regulated Investment Company; Tax Treatment

It is expected that the Fund will qualify for treatment as a regulated investment company (“RIC”) under the Code. If the Fund so qualifies and distributes (or is deemed to have distributed) each taxable year to Shareholders dividends for U.S. federal income tax purposes of an amount at least equal to the sum of 90% of its investment company taxable income (which includes, among other items, dividends, interest and net short-term capital gains in excess of net long-term capital losses, but determined without regard to the deduction for dividends paid) plus 90% of any net tax-exempt income for the Fund’s taxable year, the Fund will not be subject to U.S. federal corporate income taxes on any amounts it distributes as dividends for U.S. federal income tax purposes, including distributions (if any) derived from the Fund’s net capital gain (i.e., the excess of the net long-term capital gains over net short-term capital losses) to Shareholders. The Fund intends to distribute to its Shareholders, at least annually, substantially all of its investment company taxable income, net tax-exempt income, and net capital gains.

In addition, amounts not distributed on a timely basis in accordance with a separate calendar year distribution requirement are subject to a nondeductible 4% excise tax. To prevent imposition of the excise tax, the Fund generally must be considered to have distributed dividends for U.S. federal income tax purposes in respect of each calendar year an amount at least equal to the sum of (1) 98% of its ordinary income (not taking into account any capital gains or losses), determined on a calendar year basis, (2) 98.2% of its capital gain net income, determined under prescribed rules for this purpose (which is generally determined on the basis of the one-year period ending on October 31st of such calendar year, and adjusted for certain ordinary losses), and (3) any ordinary income and capital gain net income from previous years that was not distributed during those years and on which the Fund incurred no U.S. federal income tax. For U.S. federal income tax purposes, dividends declared by the Fund in October, November or December to Shareholders of record on a specified date in such a month and paid during January of the following calendar year are taxable to such Shareholders, and deductible by the Fund, as if paid on December 31 of the calendar year declared. The Fund generally intends to make distributions sufficient to avoid imposition of the excise tax, although there can be no assurance that it will be able to do so.

In order to qualify as a RIC, the Fund must, among other things: (a) derive in each taxable year (the “gross income test”) at least 90% of its gross income from (i) dividends, interest, payments with respect to certain securities loans, and gains from the sale or other disposition of stocks, securities or foreign currencies, or other income (including but not limited to gains from options, futures or forward contracts) derived with respect to its business of investing in such stocks, securities or currencies, and (ii) net income from interests in “qualified publicly traded partnerships” (as defined in the Code) (all such income items, “qualifying gross income”); and (b) diversify its holdings (the “asset diversification test”) so that, at the end of each quarter of the taxable year, (i) at least 50% of the value of the Fund’s total assets is represented by cash and cash items (including receivables), U.S. Government securities, the securities of other RICs and other securities, with such other securities of any one issuer limited for the purposes of this calculation to an amount not greater than 5% of the value of the Fund’s total assets and not greater than 10% of the outstanding voting securities of such issuer, and (ii) not more than 25% of the value of its total assets is invested in the securities (other than U.S. Government securities or the securities of other RICs) of a single issuer, two or more issuers that the Fund controls and that are engaged in the same, similar or related trades or businesses or one or more “qualified publicly traded partnerships” (as defined in the Code).

For the purpose of determining whether the Fund satisfies the gross income test, the character of the Fund’s distributive share of items of income, gain and loss derived through any Investment Funds that are properly treated as partnerships for U.S. federal income tax purposes (other than certain publicly traded partnerships) generally will be determined as if the Fund realized such tax items in the same manner as realized by those Investment Funds. Similarly, for the purpose of the asset diversification test, the Fund, in appropriate circumstances, will “look through” to the assets held by such Investment Funds.

A RIC that fails the gross income test for a taxable year shall nevertheless be considered to have satisfied the test for such year if (i) the RIC satisfies certain procedural requirements, and (ii) the RIC’s failure to satisfy the gross income test is due to reasonable cause and not due to willful neglect. However, in such case, a tax is imposed on the RIC for the taxable year in which, absent the application of the above cure provision, it would have failed the gross income test equal to the amount by which the RIC’s non-qualifying gross income exceeds one-ninth of the RIC’s qualifying gross income, each as determined for purposes of applying the gross income test for such taxable year.

Additionally, a RIC that fails the asset diversification test as of the end of a quarter of a taxable year shall nevertheless be considered to have satisfied the test as of the end of such quarter in the following circumstances. If the RIC’s failure to satisfy the asset diversification test at the end of the quarter is due to the ownership of assets the total value of which does not exceed the lesser of (i) one percent of the total value of the RIC’s assets at the end of such quarter and (ii) $10 million (a “de minimis failure”), the RIC shall be considered to have satisfied the asset diversification test as of the end of such quarter if, within six months of the last day of the quarter in which the RIC identifies that it failed the asset diversification test (or such other prescribed time period), the RIC either disposes of assets in order to satisfy the asset diversification test, or otherwise satisfies the asset diversification test.

In the case of a failure to satisfy the asset diversification test at the end of a quarter of a taxable year under circumstances that do not constitute a de minimis failure, a RIC shall nevertheless be considered to have satisfied the asset diversification test as of the end of such quarter if (i) the RIC satisfies certain procedural requirements; (ii) the RIC’s failure to satisfy the asset diversification test is due to reasonable cause and not due to willful neglect; and (iii) within six months of the last day of the quarter in which the RIC identifies that it failed the asset diversification test (or such other prescribed time period), the RIC either disposes of the assets that caused the asset diversification failure in order to satisfy the asset diversification test, or otherwise satisfies the asset diversification test. However, in such case, a tax is imposed on the RIC, at the highest stated corporate income tax rate, on the net income generated by the assets that caused the RIC to fail the asset diversification test during the period for which the asset diversification test was not met. In all events, however, such tax will not be less than $50,000.

If before the end of any taxable quarter of the Fund’s taxable year, the Fund believes that it may fail the asset diversification test, the Fund may seek to take certain actions to avert such a failure. However, the action typically taken by RICs to avert such a failure (e.g., the disposition of assets causing the asset diversification discrepancy) may be difficult for the Fund to pursue because of the limited liquidity of the interests in the Private Market Assets. While the Code generally affords the Fund a 30-day period after the end of the relevant quarter in which to cure a diversification failure by disposing of non-diversified assets, the constraints on the Fund’s ability to do so may limit utilization of this statutory 30-day cure period and, possibly, the extended cure period provided by the Code as discussed above.

If the Fund does not qualify as a RIC, it will be treated for tax purposes as an ordinary corporation. In that case, all of its taxable income would be subject to U.S. federal income tax at regular corporate rates without any deduction for distributions made to Shareholders. In addition, all distributions (including distributions of net capital gain) made to Shareholders generally would be characterized as dividend income to the extent of the Fund’s current and accumulated earnings and profits.

Distributions

The Fund will ordinarily declare and pay distributions from its net investment income and distribute net realized capital gains, if any, at least once a year. The Fund, however, may make distributions on a more frequent basis to comply with the distribution requirements of the Code, in all events in a manner consistent with the provisions of the 1940 Act. After the end of each calendar year, Shareholders will be provided a Form 1099, containing information regarding the amount and character of distributions received from the Fund during the calendar year.

Shareholders normally will be subject to U.S. federal income taxes, and any state and/or local income taxes, on any dividends or other distributions that they receive from the Fund. Distributions from net investment income and net short-term capital gain generally will be characterized as ordinary income (which generally cannot be offset with capital losses from other sources), and, to the extent attributable to dividends from U.S. corporations, may be eligible for a dividends-received deduction for Shareholders that are corporations. Further, to the extent the dividends are attributable to dividends from U.S. corporations and certain foreign corporations, such dividends may, in certain cases, be eligible for treatment as “qualified dividend income,” which is generally subject to tax at rates equivalent to long-term capital gain tax rates, by Shareholders that are individuals. Distributions from net capital gain (typically referred to as a “capital gain dividend”) will be characterized as long-term capital gain, regardless of how long Shares have been held by the Shareholder and will not be eligible for the dividends-received deduction or treatment as “qualified dividend income.” However, if the Shareholder received any long-term capital gain distributions in respect of the repurchased Shares (including, for this purpose, amounts credited as undistributed capital gains in respect of those Shares) and held the repurchased Shares for six months or less, any loss realized by the Shareholder upon the repurchase will be treated as long-term capital loss to the extent that it offsets the long-term capital gain distributions. Distributions by the Fund that are or are considered to be in excess of the Fund’s current and accumulated earnings and profits for the relevant period will be treated as a tax-free return of capital to the extent of (and in reduction of) a Shareholder’s tax basis in its Shares and any such amount in excess of such tax basis will be treated as gain from the sale of Shares, as discussed below. Similarly, as discussed below at “Income from Repurchases and Transfers of Shares,” if a repurchase or transfer of a Shareholder’s Shares does not qualify for sale or exchange treatment, the Shareholder may, in connection with such repurchase or transfer, be treated as having received, in whole or in part, a taxable dividend, a tax-free return of capital or taxable capital gain, depending on (i) whether the Fund has sufficient earnings and profits to support a dividend and (ii) the Shareholder’s tax basis in the relevant Shares repurchased or transferred. In such case, the tax basis in the Shares repurchased or transferred by the Fund, to the extent remaining after any dividend and return of capital distribution with respect to those Shares, will be added to the tax basis of any remaining Shares held by the Shareholder.

The tax treatment of the Fund’s distributions from net investment income and capital gains generally will be the same whether the Shareholder takes such distributions in cash or reinvests them to buy additional Shares.

The Fund may elect to retain its net capital gain or a portion thereof for investment and be subject to tax at corporate rates on the amount retained. In such case, the Fund may report the retained amount as undistributed capital gains to its Shareholders, who will be treated as if each Shareholder received a distribution of his or her pro rata share of such gain, with the result that each Shareholder will (i) be required to report his or her pro rata share of such gain on his or her tax return as long-term capital gain, (ii) receive a refundable tax credit for his or her pro rata share of tax paid by the Fund on the gain, and (iii) increase the tax basis for his or her Shares by an amount equal to the deemed distribution less the tax credit.

For taxable years beginning before January 1, 2026, individuals (and certain other non-corporate entities) are generally eligible for a 20% deduction with respect to taxable ordinary real estate investment trust (“REIT”) dividends. Applicable Treasury regulations allow RICs to pass through to shareholders such taxable ordinary REIT dividends. Accordingly, individual (and certain other non-corporate) Shareholders of the Fund that have received such taxable ordinary REIT dividends may be able to take advantage of this 20% deduction with respect to any such amounts passed through.

Certain distributions reported by the Fund as section 163(j) interest dividends may be treated as interest income by Shareholders for purposes of the tax rules applicable to interest expense limitations under Section 163(j) of the Code. Such treatment by the Shareholder is generally subject to holding period requirements and other potential limitations, although the holding period requirements are generally not applicable to dividends declared by money market funds and certain other funds that declare dividends daily and pay such dividends on a monthly or more frequent basis. The amount that the Fund is eligible to report as a Section 163(j) dividend for a tax year is generally limited to the excess of the Fund’s business interest income over the sum of the Fund’s (i) business interest expense and (ii) other deductions properly allocable to the Fund’s business interest income.

An additional 3.8% tax will be imposed in respect of the net investment income of certain individuals and on the undistributed net investment income of certain estates and trusts to the extent such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts. For these purposes, “net investment income” will generally include, among other things, dividends (including dividends paid with respect to the Shares to the extent paid out of the Fund’s current or accumulated earnings and profits as determined under U.S. federal income tax principles) and net gain attributable to the disposition of property not held in a trade or business (which could include net gain from the sale, exchange or other taxable disposition of Shares), but will be reduced by any deductions properly allocable to such income or net gain. Shareholders are advised to consult their own tax advisors regarding the additional taxation of net investment income.

Income from Repurchases and Transfers of Shares

A repurchase or transfer of Shares by the Fund generally will be treated as a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or, under certain circumstances, as a “dividend.” In general, the transaction should be treated as a sale or exchange of the Shares if the receipt of cash results in a meaningful reduction in the Shareholder’s proportionate interest in the Fund or results in a “complete redemption” of the Shareholder’s Shares, in each case applying certain constructive ownership rules in the Code. Alternatively, if a Shareholder does not tender all of his or her Shares, such repurchase or transfer may not be treated as a sale or exchange for U.S. federal income tax purposes, and the gross amount of such repurchase or transfer may constitute a dividend to the Shareholder to the extent of such Shareholder’s pro rata share of the Fund’s current and accumulated earnings and profits.

If the repurchase or transfer of a Shareholder’s Shares qualifies for sale or exchange treatment, the Shareholder will recognize gain or loss equal to the difference between the amount received in exchange for the repurchased or transferred Shares and the adjusted tax basis of those Shares. Such gain or loss will be capital gain or loss if the repurchased or transferred Shares were held by the Shareholder as capital assets, and generally will be treated as long-term capital gain or loss if the repurchased or transferred Shares were held by the Shareholder for more than one year, or as short-term capital gain or loss if the repurchased or transferred Shares were held by the Shareholder for one year or less.

Notwithstanding the foregoing, any capital loss realized by a Shareholder will be disallowed to the extent the Shares repurchased or transferred by the Fund are replaced (including through reinvestment of dividends) either with Shares or substantially identical securities within a period of 61 days beginning 30 days before and ending 30 days after the repurchase of the Shares. If disallowed, the loss will be reflected as an upward adjustment to the basis of the Shares acquired. The deductibility of capital losses may be subject to statutory limitations.

If the repurchase or transfer of a Shareholder’s Shares does not qualify for sale or exchange treatment, the Shareholder may be treated as having received, in whole or in part, a taxable dividend, a tax-free return of capital or taxable capital gain, depending on (i) whether the Fund has sufficient earnings and profits to support a dividend and (ii) the Shareholder’s tax basis in the relevant Shares.

The tax basis in the Shares repurchased or transferred by the Fund, to the extent remaining after any dividend and return of capital distribution with respect to those Shares, will be added to the tax basis of any remaining Shares held by the Shareholder.

The Fund generally will be required to report to the IRS and each Shareholder the cost basis and holding period for each respective Shareholder’s Shares repurchased or transferred by the Fund. The Fund has elected the average cost method as the default cost basis method for purposes of this requirement. If a Shareholder wishes to accept the average cost method as its default cost basis calculation method in respect of Shares in its account, the Shareholder does not need to take any additional action. If, however, a Shareholder wishes to affirmatively elect an alternative cost basis calculation method in respect of its Shares, the Shareholder must contact the Administrator to obtain and complete a cost basis election form. The cost basis method applicable to a particular Share repurchase may not be changed after the valuation date established by the Fund in respect of that repurchase or Share transfer. Shareholders should consult their tax advisors regarding their cost basis reporting options and to obtain more information about how the cost basis reporting rules apply to them.

A sale of Shares, other than in the context of a repurchase or transfer of Shares by the Fund, generally will have the same tax consequences as described above in respect of a Share repurchase or transfer that qualifies for “sale or exchange” treatment.

If a Shareholder recognizes a loss with respect to Shares in excess of certain prescribed thresholds (generally, $2,500,000 or more for an individual Shareholder or $10,000,000 or more for a corporate Shareholder), the Shareholder must file with the IRS a disclosure statement on an IRS Form 8886. Direct investors of portfolio securities are in many cases excepted from this reporting requirement, but, under current guidance, equity owners of RICs are not excepted. The fact that a loss is reportable as just described does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of this reporting requirement in light of their particular circumstances.

Other Considerations

Unless and until the Fund is considered under the Code to be a “publicly offered regulated investment company,” for purposes of computing the taxable income of U.S. Shareholders that are individuals, trusts or estates, (1) the Fund’s earnings will be computed without taking into account such U.S. Shareholders’ allocable shares of the Management Fees and certain other expenses, (2) each such U.S. Shareholder will be treated as having received or accrued a dividend from the Fund in the amount of such U.S. Shareholder’s allocable share of these fees and expenses for such taxable year, (3) each such U.S. Shareholder will be treated as having paid or incurred such U.S. Shareholder’s allocable share of these fees and expenses for the calendar year and (4) each such U.S. Shareholder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. stockholder. For taxable years beginning before 2026, miscellaneous itemized deductions generally are not deductible by a U.S. Shareholder that is an individual, trust or estate. For taxable years beginning in 2026 or later, miscellaneous itemized deductions generally are deductible by a U.S. Shareholder that is an individual, trust or estate only to the extent that the aggregate of such U.S. Shareholder’s miscellaneous itemized deductions exceeds 2% of such U.S. stockholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under Section 68 of the Code. In addition, if the Fund is not treated as a “publicly offered regulated investment company,” the Fund will be subject to limitations on the deductibility of certain “preferential dividends” that are distributed to U.S. stockholders on a non-pro-rata basis. A “publicly offered regulated investment company” is a RIC whose equity interests are (i) continuously offered pursuant to a public offering, (ii) regularly traded on an established securities market, or (iii) held by at least 500 persons at all times during the taxable year.

Fund Investments

The Fund will invest a portion of its assets in Investment Funds, some of which may be classified as partnerships for U.S. federal income tax purposes. An entity that is properly classified as a partnership (and not an association or publicly traded partnership taxable as a corporation) generally is not subject to an entity-level U.S. federal income tax. Instead, each partner of the partnership is required to take into account its distributive share of the partnership’s net capital gain or loss, net short-term capital gain or loss, and its other items of ordinary income or loss (including all items of income, gain, loss and deduction allocable to that partnership from investments in other partnerships) for each taxable year of the partnership ending with or within the partner’s taxable year. Each such item will have the same character to a partner and will generally have the same source (either United States or foreign), as though the partner realized the item directly. Partners of a partnership must report these items regardless of the extent to which, or whether, the partnership or the partners receive cash distributions for such taxable year. Accordingly, the Fund may be required to recognize items of taxable income and gain prior to the time that any corresponding cash distributions are made to or by the Fund and certain Investment Funds (including in circumstances where investments by the Investment Funds generate income prior to a corresponding receipt of cash). In such case, the Fund may have to dispose of interests in Investment Funds that it would otherwise have continued to hold, or devise other methods of cure, to the extent certain Investment Funds earn income of a type that is not qualifying gross income for purposes of the gross income test or hold assets that could cause the Fund not to satisfy the RIC asset diversification test.

Some of the income that the Fund may earn directly or through an Investment Fund, such as income recognized from an equity investment in an operating partnership, may not satisfy the gross income test. To manage the risk that such income might jeopardize the Fund’s tax status as a RIC resulting from a failure to satisfy the gross income test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related investment. Such subsidiary entities generally will be required to incur entity-level income taxes on their earnings, which ultimately will reduce the return to Shareholders.

UNLESS OTHERWISE INDICATED, REFERENCES IN THIS DISCUSSION TO THE FUND’S INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS, INCLUDE THE CO-INVESTMENTS OR CO-INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS OF BOTH THE FUND, AS WELL AS THOSE INDIRECTLY ATTRIBUTABLE TO THE FUND AS A RESULT OF THE FUND’S INVESTMENT IN ANY INVESTMENT FUND (OR OTHER ENTITY) THAT IS PROPERLY CLASSIFIED AS A PARTNERSHIP OR DISREGARDED ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (AND NOT AN ASSOCIATION OR PUBLICLY TRADED PARTNERSHIP TAXABLE AS A CORPORATION).

Ordinarily, gains and losses realized from portfolio transactions will be characterized as capital gains and losses. However, because the functional currency of the Fund for U.S. federal income tax purposes is the U.S. dollar, a portion of the gain or loss realized from the disposition of foreign currencies (including foreign currency denominated bank deposits) and non-U.S. dollar denominated securities (including debt instruments, certain futures or forward contracts and options, and similar financial instruments) is generally characterized as ordinary income or loss in accordance with Section 988 of the Code. Section 988 of the Code similarly provides that gains or losses attributable to fluctuations in exchange rates that occur between the time the Fund accrues interest or other receivables or accrues expenses or other liabilities denominated in a foreign currency and the time such receivables are collected or the time that the liabilities are paid would be generally characterized as ordinary income or loss. In addition, all or a portion of any gains realized from the sale or other disposition of certain market discount bonds will be characterized as ordinary income. Finally, all or a portion of any gain realized from engaging in “conversion transactions” (as defined in the Code to generally include certain transactions designed to convert ordinary income into capital gain) may be characterized as ordinary income.

Hedging and Derivative Transactions

Gain or loss, if any, realized from certain financial futures or forward contracts and options transactions (“Section 1256 Contracts”) generally is treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss. Gain or loss will arise upon exercise or lapse of Section 1256 Contracts. In addition, any Section 1256 Contracts remaining unexercised both at October 31 of each calendar year as well as at the end of the Fund’s taxable year are treated as sold for their then fair market value, resulting in the recognition of gain or loss characterized in the manner described above.

While not a principal investment strategy of the Fund, the Fund may acquire certain foreign currency forward contracts, enter into certain foreign currency futures contracts, acquire put and call options on foreign currencies, or acquire or enter into similar foreign currency-related financial instruments. Generally, foreign currency regulated futures contracts and option contracts that qualify as Section 1256 Contracts will not be subject to ordinary income or loss treatment under Section 988 of the Code. However, if the Fund acquires or enters into any foreign currency futures contracts or options contracts that are not Section 1256 Contracts, or any foreign currency forward contracts or similar foreign currency-related financial instruments, any gain or loss realized by the Fund with respect to such contract or financial instruments generally will be characterized as ordinary gain or loss unless the contract or financial instrument in question is a capital asset in the hands of the Fund and is not part of a straddle transaction (as described below), and an election is made by the Fund (before the close of the day the transaction is entered into) to characterize the gain or loss attributable to such contract or financial instrument as capital gain or loss.

Offsetting positions held by the Fund, or the Investment Funds, involving certain financial futures or forward contracts or options transactions with respect to actively traded personal property may be considered, for tax purposes, to constitute “straddles.” In addition, investments by the Fund in particular combinations of Investment Funds may also be treated as a “straddle.” To the extent the straddle rules apply to positions established by the Fund, or the Investment Funds, losses realized by the Fund may be deferred to the extent of unrealized gain in the offsetting positions. Further, short-term capital loss on straddle positions may be recharacterized as long-term capital loss, and long-term capital gains on straddle positions may be treated as short-term capital gains or ordinary income. Certain of the straddle positions held by the Fund, or the Investment Funds, may constitute “mixed straddles.” One or more elections may be made in respect of the U.S. federal income tax treatment of “mixed straddles,” resulting in different tax consequences. In certain circumstances, the provisions governing the tax treatment of straddles override or modify certain of the provisions discussed above.

If the Fund, or possibly an Investment Fund, either (1) holds an appreciated financial position with respect to stock, certain debt obligations or partnership interests (“appreciated financial position”), and then enters into a short sale, futures, forward, or offsetting notional principal contract (collectively, a “Contract”) with respect to the same or substantially identical property, or (2) holds an appreciated financial position that is a Contract and then acquires property that is the same as, or substantially identical to, the underlying property, the Fund generally will be taxed as if the appreciated financial position were sold at its fair market value on the date the Fund, or such Investment Fund, enters into the financial position or acquires the property, respectively. The foregoing will not apply, however, to any transaction during any taxable year that otherwise would be treated as a constructive sale if the transaction is closed within 30 days after the end of that year and the appreciated financial position is held unhedged for 60 days after that closing (i.e., at no time during that 60-day period is the risk of loss relating to the appreciated financial position reduced by reason of certain specified transactions with respect to substantially identical or related property, such as by reason of an option to sell, being contractually obligated to sell, making a short sale, or granting an option to buy substantially identical stock or securities).

If the Fund, or possibly an Investment Fund, enters into certain derivatives (including forward contracts, long positions under notional principal contracts, and related puts and calls) with respect to equity interests in certain pass-thru entities (including other RICs, REITs, partnerships, real estate mortgage investment conduits and certain trusts and foreign corporations), long-term capital gain with respect to the derivative may be recharacterized as ordinary income to the extent it exceeds the long-term capital gain that would have been realized had the interest in the pass-thru entity been held directly during the term of the derivative contract. Any gain recharacterized as ordinary income will be treated as accruing at a constant rate over the term of the derivative contract and may be subject to an interest charge. The U.S. Department of the Treasury (the “Treasury”) and the IRS have the authority to issue regulations expanding the application of these rules to derivatives with respect to debt instruments and/or stock in corporations that are not pass-thru entities.

Passive Foreign Investment Companies and Controlled Foreign Corporations

The Fund may indirectly hold equity interests in non-U.S. Investment Funds and/or non-U.S. portfolio companies that may be treated as “passive foreign investment companies” (each, a “PFIC”) under the Code. A PFIC is generally defined as a non-U.S. entity which is classified as a corporation for U.S. federal income tax purposes, and which earns at least 75% of its annual gross income from passive sources (such as interest, dividends, rents, royalties or capital gain) or which holds at least 50% of its total assets in assets producing such passive income. The Fund may be subject to U.S. federal income tax, at ordinary income rates, on a portion of any “excess distribution” or gain from the disposition of such interests even if such income is distributed as a taxable dividend by the Fund to its Shareholders. Additional charges in the nature of interest may be imposed on the Fund in respect of deferred taxes arising from such distributions or gains. If an election is made to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), then the Fund would be required, in lieu of the foregoing requirements, to include in income each year a portion of the QEF’s ordinary earnings and net capital gain (at ordinary income and capital gains rates, respectively), even if not distributed to the Fund. If the QEF incurs losses for a taxable year, these losses will not pass through to the Fund and, accordingly, cannot offset other income and/or gains of the Fund. The QEF election may not be able to be made with respect to many PFICs because of certain requirements that the PFICs themselves would have to satisfy. Alternatively, in certain cases, an election can be made to mark-to-market the shares of a PFIC held by the Fund at the end of the Fund’s taxable year (as well as on certain other dates prescribed in the Code). In this case, the Fund would recognize as ordinary income its share of any increase in the value of such PFIC shares, and as ordinary loss its share of any decrease in such value, to the extent such did not exceed its share of prior increases in income derived from such PFIC shares. Under either election, the Fund might be required to recognize income in excess of its distributions from PFICs and its proceeds from dispositions of PFIC stock during the applicable taxable year and such income would nevertheless be subject to the distribution requirement and would be taken into account under prescribed timing rules for purposes of the 4% excise tax (described above).

Dividends paid by PFICs will not be treated as “qualified dividend income.” In certain cases, the Fund will not be the party legally permitted to make the QEF election or the mark-to-market election in respect of indirectly held PFICs and, in such cases, will not have control over whether the party within the chain of ownership that is legally permitted to make the QEF or mark-to-market election will do so.

If the Fund holds 10% or more (by vote or value) of the interests treated as equity for U.S. federal income tax purposes in a foreign entity classified as a corporation for U.S. federal income tax purposes and considered a controlled foreign corporation (“CFC”) under the Code, the Fund may be treated as receiving a deemed distribution (i.e., characterized as ordinary income) each taxable year from such foreign corporation in an amount equal to its pro rata share of such entity’s income for such taxable year (including both ordinary earnings and capital gains), whether or not the entity makes an actual distribution during such taxable year. The Fund would be required to include the amount of a deemed distribution from a CFC when computing its investment company taxable income as well as in determining whether the Fund satisfies the distribution requirements applicable to RICs, even to the extent the amount of the Fund’s income deemed recognized from the CFC exceeds the amount of any actual distributions from the CFC and the proceeds from any sales or other dispositions of CFC stock during the Fund’s taxable year. In general, a foreign entity classified as a corporation for U.S. federal income tax purposes will be considered a CFC if greater than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by U.S. Shareholders. A “U.S. Shareholder,” for this purpose, is any U.S. person that possesses

(actually or constructively) 10% or more of the combined voting power or value of all classes of shares of a foreign entity classified as a corporation for U.S. federal income tax purposes.

Under applicable final Treasury regulations, certain income derived by the Fund from a CFC or a PFIC with respect to which the Fund has made a QEF election would generally constitute qualifying income under the gross income test for purposes of determining the Fund’s ability to be subject to tax as a RIC only to the extent the CFC or the PFIC makes current distributions of that income to the Fund or the included income is derived with respect to the Fund’s business of investing in stocks and securities. The Fund may be restricted in its ability to make QEF elections with respect to the Fund’s holdings in Investment Funds and other issuers that could be treated as PFICs or implement certain restrictions with the respect to any Investment Funds or other issuers that could be treated as CFCs in order to limit the Fund’s tax liability or maximize the Fund’s after-tax return from these investments.

State and Local Taxes

In addition to the U.S. federal income tax consequences summarized above, Shareholders and prospective Shareholders should consider the potential state and local tax consequences associated with an investment in the Fund. The Fund may become subject to income and other taxes in states and localities based on the Fund’s investments in entities that conduct business in those jurisdictions. Shareholders will generally be taxable in their state of residence with respect to their income or gains earned and distributed by the Fund as dividends for U.S. federal income tax purposes, or the amount of their investment in the Fund.

Foreign Taxes

The Fund’s investment in non-U.S. stocks or securities may be subject to withholding and other taxes imposed by countries outside the United States. In that case, the Fund’s yield on those stocks or securities would be decreased. Tax conventions between certain countries and the United States may reduce or eliminate such taxes. If more than 50% of the Fund’s assets at year-end consists of the stock or securities of foreign corporations, the Fund may elect to permit its Shareholders to claim a credit or deduction on their income tax returns for their pro rata portion of qualified taxes paid or deemed paid by the Fund to foreign countries in respect of foreign stock or securities the Fund has held for at least the minimum period specified in the Code. In such a case, Shareholders of the Fund will include in gross income from foreign sources their pro rata shares of such taxes. The Fund does not expect to meet the requirements to make the election described above in respect of the treatment of foreign taxes.

Information Reporting and Backup Withholding

Information returns will generally be filed with the IRS in connection with distributions made by the Fund to Shareholders unless Shareholders establish they are exempt from such information reporting (e.g., by properly establishing that they are classified as corporations for U.S. federal tax purposes). Additionally, the Fund may be required to withhold, for U.S. federal income taxes, a portion of all taxable dividends and repurchase proceeds payable to Shareholders who fail to provide the Fund with their correct taxpayer identification numbers, generally on an IRS Form W-9, or who otherwise fail to make required certifications, or if the Fund or the Shareholder has been notified by the IRS that such Shareholder is subject to backup withholding. Certain Shareholders specified in the Code and the Treasury regulations promulgated thereunder are exempt from backup withholding, but they may be required to demonstrate their exempt status. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a refund or a credit against the Shareholder’s federal income tax liability if the appropriate information is provided to the IRS.

U.S. Federally Tax-Exempt Shareholders

Under current law, the Fund serves to “block” (that is, prevent the attribution to Shareholders of) unrelated business taxable income (“UBTI”) from being realized by its U.S. federally tax-exempt Shareholders (including, among others, individual retirement accounts (“IRAs”), 401(k) accounts, Keogh plans, pension plans and certain charitable entities). Notwithstanding the foregoing, a U.S. federally tax-exempt Shareholder could realize UBTI by virtue of its investment in Shares of the Fund if the US, federally tax-exempt Shareholder has engaged in a borrowing or other similar transaction to acquire its Shares. A tax-exempt Shareholder may also recognize UBTI if the Fund were to recognize “excess inclusion income” derived from direct or indirect investments in residual interests in real estate mortgage investment conduits or taxable mortgage pools. If a charitable remainder annuity trust or a charitable remainder unitrust (each as defined in Section 664 of the Code) has UBTI for a taxable year, a 100% excise tax on the UBTI is imposed on the trust.

Foreign Shareholders

U.S. taxation of a Shareholder who, as to the United States, is a nonresident alien individual, a foreign trust or estate, or a foreign corporation (“Foreign Shareholder”) as defined in the Code, depends on whether the income of the Fund is “effectively connected” with a U.S. trade or business carried on by the Foreign Shareholder.

Income Not Effectively Connected. If the income from the Fund is not “effectively connected” with a U.S. trade or business carried on by the Foreign Shareholder, distributions of investment company taxable income will generally be subject to a U.S. tax of 30% (or lower treaty rate, except in the case of any “excess inclusion income” allocated to the Foreign Shareholder), which tax is generally withheld from such distributions. Capital gain dividends and any amounts retained by the Fund which are properly reported by the Fund as undistributed capital gains will not be subject to U.S. tax at the rate of 30% (or lower treaty rate), unless the Foreign Shareholder is a nonresident alien individual and is physically present in the United States for more than 182 days during the taxable year and meets certain other requirements. In order to qualify for any reduction or exemption from U.S. withholding tax, a Foreign Shareholder must comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, IRS Form W-8IMY or IRS Form W-8EXP, or an acceptable substitute or successor form). However, this 30% tax on capital gains of nonresident alien individuals who are physically present in the United States for more than the 182 day period only applies in exceptional cases because any individual present in the United States for more than 182 days during the taxable year is generally treated as a resident for U.S. income tax purposes; in that case, he or she would be subject to U.S. income tax on his or her worldwide income at the graduated rates applicable to U.S. citizens, rather than the 30% tax.

Any capital gain that a Foreign Shareholder realizes upon a repurchase of Shares or otherwise upon a sale or exchange of Shares will ordinarily be exempt from U.S. tax unless, in the case of a Foreign Shareholder that is a nonresident alien individual, the gain is U.S. source income and such Foreign Shareholder is physically present in the United States for more than 182 days during the taxable year and meets certain other requirements. However, this 30% tax on capital gains of nonresident alien individuals who are physically present in the United States for more than the 182 day period only applies in exceptional cases because any individual present in the United States for more than 182 days during the taxable year is generally treated as a resident for U.S. income tax purposes; in that case, he or she would be subject to U.S. income tax on his or her worldwide income at the graduated rates applicable to U.S. citizens, rather than the 30% tax.

Income Effectively Connected. If the income from the Fund is “effectively connected” with a U.S. trade or business carried on by a Foreign Shareholder, then distributions of investment company taxable income and capital gain dividends, any amounts retained by the Fund which are reported by the Fund as undistributed capital gains, and any gains realized upon the sale or exchange of Shares of the Fund will be subject to U.S. income tax at the graduated rates applicable to U.S. citizens, residents and domestic corporations. Corporate Foreign Shareholders may also be subject to the branch profits tax imposed by the Code.

In the case of a Foreign Shareholder, the Fund may be required to withhold U.S. federal income tax from distributions and repurchase proceeds that are otherwise exempt from withholding tax (or taxable at a reduced treaty rate), unless the Foreign Shareholder certifies his foreign status under penalties of perjury or otherwise establishes an exemption in the manner discussed above.

The tax consequences to a Foreign Shareholder entitled to claim the benefits of an applicable tax treaty may differ from those described herein. Foreign Shareholders are advised to consult their own tax advisors with respect to the particular tax consequences to them of an investment in the Fund.

Foreign Account Tax Compliance Act

The Fund is required under the Foreign Account Tax Compliance Act (“FATCA”) provisions of the Code to withhold U.S. tax (at a 30% rate) on payments of amounts treated as dividends for U.S. federal income tax purposes made to certain non-U.S. entities (including financial intermediaries) that fail to comply (or be deemed compliant) with extensive reporting and withholding requirements designed to inform the Treasury of U.S.- owned foreign investment accounts unless various U.S. information reporting and diligence requirements (that are in addition to and significantly more onerous than, the requirement to deliver an applicable U.S. nonresident withholding tax certification form (e.g., IRS Form W-8BEN)) and certain other requirements have been satisfied. The information required to be reported includes the identity and taxpayer identification number of each account holder and transaction activity within the holder’s account. Persons located in jurisdictions that have entered into an intergovernmental agreement with the U.S. to implement FATCA may be subject to different rules. Shareholders may be requested to provide additional information to the Fund to enable the Fund to determine whether withholding is required.

Other Taxation

The foregoing represents a summary of the general tax rules and considerations affecting Shareholders and the Fund’s operations, and neither purports to be a complete analysis of all relevant tax rules and considerations, nor does it purport to be a complete listing of all potential tax risks inherent in making an investment in the Fund. A Shareholder may be subject to other taxes, including but not limited to, other state, local, and foreign taxes, estate and inheritance taxes, or intangible property taxes, that may be imposed by various jurisdictions. The Fund also may be subject to additional state, local, or foreign taxes that could reduce the amounts distributable to Shareholders. It is the responsibility of each Shareholder to file all appropriate tax returns that may be required. Shareholders should consult their own tax advisors regarding the state, local and foreign tax consequences of an investment in Shares and the particular tax consequences to them of an investment in the Fund. In addition to the particular matters set forth in this section, tax-exempt entities should carefully review those section of the Prospectus and this SAI regarding liquidity and other financial matters to ascertain whether the investment objectives of the Fund are consistent with their overall investment plans.

ERISA AND CERTAIN OTHER CONSIDERATIONS

Persons who are fiduciaries with respect to an employee benefit plan, IRA, Keogh plan, or other arrangement subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the Code (an “ERISA Plan”) should consider, among other things, the matters described below before determining whether to invest in the Fund. ERISA imposes certain general and specific responsibilities on persons who are fiduciaries with respect to an ERISA Plan, including prudence, diversification, an obligation not to engage in a prohibited transaction and other standards.

An ERISA Plan that proposes to invest in the Fund may be required to represent to the Board of Trustees that it, and any fiduciaries responsible for such ERISA Plan’s investments, are aware of and understand the Fund’s investment objectives; policies and strategies; that the decision to invest plan assets in the Fund was made with appropriate consideration of relevant investment factors with regard to the ERISA Plan; and that the decision to invest plan assets in the Fund is consistent with the duties and responsibilities imposed upon fiduciaries with regard to their investment decisions under ERISA and the Code, as applicable.

Certain prospective Benefit Plan Shareholders may currently maintain relationships with the Advisers or their affiliates. Each of such persons may be deemed to be a fiduciary of or other party in interest or disqualified person of any Benefit Plan to which it provides investment management, investment advisory or other services. ERISA prohibits (and the Code penalizes) the use of ERISA Plan assets for the benefit of a party in interest, and also prohibits (or penalizes) an ERISA Plan fiduciary from using its position to cause such ERISA Plan to make an investment from which it or certain third-parties in which such fiduciary has an interest would receive a fee or other consideration. ERISA Plan Shareholders should consult with their own counsel and other advisors to determine if participation in the Fund is a transaction that is prohibited by ERISA or the Code or is otherwise inappropriate. Fiduciaries of ERISA Plan Shareholders may be required to represent that the decision to invest in the Fund was made by them as fiduciaries that are independent of such affiliated persons, that such fiduciaries are duly authorized to make such investment decision and that they have not relied on any individualized advice of such affiliated persons as a basis for the decision to invest in the Fund.

Employee benefit plans or similar arrangements which are not subject to either ERISA or the related provisions of the Code may be subject to other rules governing such plans, and such plans are not addressed above; fiduciaries of employee benefit plans or similar arrangements which are not subject to ERISA, whether or not subject to the Code, should consult with their own counsel and other advisors regarding such matters.

The provisions of ERISA and the Code are subject to extensive and continuing administrative and judicial interpretation and review. The discussion of ERISA and the Code contained herein is, of necessity, general and may be affected by future publication of regulations and rulings. Potential investors should consult their legal advisers regarding the consequences under ERISA and the Code of the acquisition and ownership of Shares.

THE FUND’S SALE OF SHARES TO ERISA PLANS IS IN NO RESPECT A REPRESENTATION OR WARRANTY BY THE FUND, THE ADVISERS, OR ANY OF ITS AFFILIATES, OR BY ANY OTHER PERSON ASSOCIATED WITH THE SALE OF THE SHARES, THAT SUCH INVESTMENT BY ANY ERISA PLAN MEETS ALL RELEVANT LEGAL REQUIREMENTS APPLICABLE TO ERISA PLANS GENERALLY OR TO ANY PARTICULAR ERISA PLAN, OR THAT SUCH INVESTMENT IS OTHERWISE APPROPRIATE FOR ERISA PLANS GENERALLY OR FOR ANY PARTICULAR ERISA PLAN.

ADMINISTRATOR AND SUB-ADMINISTRATOR

The Administrator, when providing services under the administration agreement, serves as the Fund’s administrator and will provide certain administrative and fund accounting services to the Fund. Under the terms of an administration agreement between the Fund and the Administrator (the “Administration Agreement”), the

Administrator is responsible for, among other things, certain administration, accounting and investor services for the Fund. In consideration for these services, the Fund pays the Administrator the Administration Fee in an amount up to 0.23% on an annualized basis of the Fund’s net assets. The Administration Fee is calculated based on the Fund’s average daily net asset value and payable monthly in arrears. The Administration Fee is an expense paid out of the Fund’s net assets. The Administrator’s principal business address is 128 S Tryon St., Suite 1600, Charlotte, NC 28202.

The Administration Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the responsibilities, obligations or duties thereunder, neither the Administrator nor its shareholders, officers, directors, employees, agents or control persons shall be liable for any act or omission in connection with or arising out of any services rendered under the Administration Agreement.

UMB Fund Services, Inc. serves as the Fund’s sub-administrator (the “Sub-Administrator”) and performs certain sub-administration and sub-accounting services for the Fund. In consideration of the sub-administrative services and sub-accounting services provided by the Sub-Administrator to the Fund, the Administrator pays the Sub-Administrator from the proceeds of the Administration Fee a sub-administration fee (the “Sub-Administration Fee”) in an amount up to 0.08 on an annualized basis of the Fund’s net assets, subject to a minimum annual fee. The Sub-Administration Fee is calculated based on the Fund’s average daily net asset value and payable monthly in arrears. The Sub-Administrator’s principal business address is 235 West Galena Street, Milwaukee, Wisconsin 53212.

CUSTODIAN AND TRANSFER AGENT

UMB Bank, N.A. (the “Custodian”) serves as the custodian of the Fund’s assets and may maintain custody of the Fund’s assets with domestic and foreign sub-custodians (which may be banks, trust companies, securities depositories and clearing agencies) approved by the Trustees. Assets of the Fund are not held by the Advisers or commingled with the assets of other accounts other than to the extent that securities are held in the name of a custodian in a securities depository, clearing agency or omnibus customer account of such custodian. The Custodian’s principal business address is 928 Grand Blvd., 5th Floor, Kansas City, Missouri 64106.

UMB Fund Services, Inc. serves as Transfer Agent with respect to maintaining the registry of the Fund’s Shareholders and processing matters relating to subscriptions for, and repurchases of, Shares. The Transfer Agent’s principal business address is 235 West Galena Street, Milwaukee, Wisconsin 53212.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP serves as the independent registered public accounting firm of the Fund. Its principal business address is One Manhattan West, New York, NY 10001.

DISTRIBUTOR

UMB Distribution Services, LLC acts as the distributor of the Fund’s Shares. The Distributor’s principal business address is 235 West Galena Street, Milwaukee, Wisconsin 53212.

LEGAL COUNSEL

Dechert LLP, New York, New York, acts as legal counsel to the Fund. Its principal business address is 1095 Avenue of the Americas, New York, NY 10036.

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

The Fund had not commenced operations as of July 11, 2023, and except as noted below, no persons owned of record or beneficially 5% or more of the outstanding Shares of the Fund as of that date. StepStone has provided the initial investment in the Fund. For so long as StepStone has a greater than 25% interest in the Fund, it may be deemed to be a “control person” of the Fund for purposes of the 1940 Act.

REPORTS TO SHAREHOLDERS

By January 31 of the following year, Shareholders will be provided a Form 1099, containing information regarding the amount and character of distributions received from the Fund during the preceding calendar year. The Fund will prepare and transmit to its Shareholders, a semi-annual and an audited annual report within 60 days after the close of the period for which it is being made, or as otherwise required by the 1940 Act. Quarterly reports from the Adviser regarding the Fund’s operations during such period also will be made available to the Fund’s Shareholders.

FISCAL YEAR

For accounting purposes, the fiscal year of the Fund is the 12-month period ending on March 31. The 12-month period ending September 30 of each year will be the taxable year of the Fund unless otherwise determined by the Fund.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Trustees of

StepStone Private Infrastructure Fund

Opinion on the Financial Statements

We have audited the accompanying statement of assets and liabilities of StepStone Private Infrastructure Fund (the “Fund”) as of June 16, 2023 and the related statement of operations for the period December 2, 2022 (inception) to June 16, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Fund at June 16, 2023 and the results of its operations for the period December 2, 2022 (inception) to June 16, 2023 in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on the Fund’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Fund in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Fund is not required to have, nor were we engaged to perform, an audit of the Fund’s internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the auditor of one or more of the StepStone Group LP investment companies since 2020.

New York, New York

July 11, 2023

StepStone Private Infrastructure Fund

Statement of Assets and Liabilities

June 16, 2023

Assets
Cash	$100,000
Deferred offering costs (Note 2)	273,211

Total Assets	373,211

Liabilities
Due to Adviser (Note 2)	65,069
Accrued offering costs	154,870
Accrued organizational costs	53,272

Total Liabilities	273,211

Net Assets	$100,000

Composition of Net Assets:
Paid-in capital, Class I shares	100,000

Net Assets	$100,000

Class I shares issued and outstanding	10,000
Net asset value per share	$10.00

The accompanying notes are an integral part of these financial statements.

StepStone Private Infrastructure Fund

Statement of Operations

For the period from December 2, 2022 (inception) to June 16, 2023

Investment Income	$-

Expenses
Organizational expenses (Note 2)	107,928

Total Expenses	107,928
Adviser expense reimbursement (Note 2)	(107,928)

Net Expenses	-

Net Investment Income	$-

The accompanying notes are an integral part of these financial statements.

StepStone Private Infrastructure Fund

Notes to Financial Statements

June 16, 2023

1. Organization

StepStone Private Infrastructure Fund (the “Fund” or “STRUCTURE”) was organized on December 2, 2022 as a Delaware statutory trust under the Delaware Statutory Trust Act and is registered under the Investment Company Act of 1940, as amended, as a non-diversified, closed-end management investment company that is operated as an interval fund. The Fund is offered to investors who are accredited investors within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933.

The Fund’s investment objectives are to seek current income and long-term capital appreciation by offering investors access to a global investment portfolio of private infrastructure assets. The Fund will seek to achieve its investment objectives primarily through an actively managed portfolio that provides investors with exposure to private infrastructure assets across multiple sponsors and investment types. The Fund will primarily deploy capital into secondary investments, co-investments and primary investments.

StepStone Group Private Wealth LLC, an investment adviser registered under the Investment Advisers Act of 1940, as amended, and a wholly owned business of StepStone Group LP (“StepStone”), serves as the Fund’s investment adviser (the “Adviser”). The Adviser oversees the management of the Fund’s day-to-day activities including structuring, governance, distribution, reporting and oversight. StepStone Group Real Assets LP, a wholly owned subsidiary of StepStone, serves as the Fund’s investment sub-adviser (the “Sub-Adviser”) and is responsible for the day-to-day management of the Fund’s assets. The Fund’s Board of Trustees (the “Board”) has the overall responsibility for the management and supervision of the business operations of the Fund.

The Fund offers Class T shares, Class S shares, Class D shares and Class I shares (together, the “Shares”) of beneficial interest to investors eligible to invest in the Fund. The Fund has been inactive since the date it was organized except for matters relating to the Fund’s establishment, designation and the registration of the Shares under the Securities Act of 1933 and the sale of 10,000 Class I shares to StepStone for $100,000 on June 14, 2023. As of June 16, 2023, no Class T, Class S or Class D shares were issued or outstanding. A Statement of Changes in Net Assets and Financial Highlights are not disclosed within the financial statements as the Fund has not commenced operations as of the date of these financial statements.

2. Summary of Significant Accounting Policies

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are presented in U.S. dollars which is the functional currency of the Fund. STRUCTURE is an investment company and therefore applies the accounting and reporting guidance issued by the U.S. Financial Accounting Standards Board in Accounting Standards Codification Topic 946, Financial Services — Investment Companies. The following are significant accounting policies which are consistently followed in the preparation of the financial statements of the Fund.

Cash

Cash includes monies on deposit with UMB Bank, N.A., the Fund’s custodian. There are no restrictions on the cash currently held by UMB Bank, N.A. on the Fund’s behalf. Deposits, at times, may exceed the insurance limit guaranteed by the Federal Deposit Insurance Corporation. The Fund does not believe it is exposed to significant credit risk on such deposits.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statement and reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

Organizational and Offering Costs

Organizational expenses consist of the costs of forming the Fund, drafting of bylaws, administration, sub-administration, custody, escrow and transfer agency agreements, legal services in connection with the initial meeting of the Board and the Fund’s seed audit costs. Offering costs consist of the costs of preparation, review and filing with the SEC the Fund’s registration statement (including the Prospectus and the Statement of Additional Information (“SAI”)), the costs of preparation, review and filing of any associated marketing or similar materials, the costs associated with the printing, mailing or other distribution of the Prospectus, SAI and/or marketing materials and the amounts of associated filing fees and legal fees associated with the offering.

The Fund’s organizational expenses of $107,928, which have been incurred through June 16, 2023, and any additional organizational expenses incurred prior to the commencement of operations, have been and will continue to be paid by the Adviser. These expenses will be reimbursed to the Adviser by the Fund, subject to recoupment in accordance with the Fund’s expense limitation agreement (the “Expense Limitation and Reimbursement Agreement”, as further discussed in Note 3) after the Fund commences operations. The Fund expenses organizational costs as incurred.

The Fund’s offering costs of $273,211, which have been incurred through June 16, 2023, and any additional offering costs incurred prior to the commencement of operations, have been and will continue to be paid by the Adviser. These costs will be reimbursed to the Adviser by the Fund, subject to recoupment in accordance with the Expense Limitation and Reimbursement Agreement after the Fund commences operations. The Fund treats offering costs as deferred charges until the Fund commences operations and thereafter will amortize such costs into expense over a 12-month period using the straight-line method.

Federal Income Taxes

The Fund intends to elect to be treated, and expects each year to qualify, as a regulated investment company under the provisions of Subchapter M of the Internal Revenue Code of 1986, as amended. As such, the Fund generally will not be subject to U.S. federal corporate income tax, provided that it distributes substantially all of its net taxable income and gains on a timely basis and meets the other quarterly compliance requirements.

3. Investment Adviser

The Fund has entered into an investment advisory agreement (the “Investment Advisory Agreement”) with the Adviser. Pursuant to the Investment Advisory Agreement, the Fund pays the Adviser a management fee (“Management Fee”) equal to 1.60% on an annualized basis of the Fund’s daily net asset value (“NAV”). The Management Fee will be accrued daily and payable monthly in arrears within ten business days after the end of the month. As consideration for services provided by the Sub-Adviser, the Adviser will pay 50% of the management fee proceeds to the Sub-Adviser on a monthly basis. Management fees are not charged until the Fund commences operations.

The Adviser has entered into the Expense Limitation and Reimbursement Agreement with the Fund for a one-year term beginning on the initial closing date and ending on the one-year anniversary thereof (the “Limitation Period”). The Adviser may extend the Limitation Period for a period of one year on an annual basis. The Expense Limitation and Reimbursement Agreement limits the amount of the Fund’s aggregate ordinary operating expenses, excluding certain specified expenses (the “Specified Expenses”), borne by the Fund in respect of each class of Shares during the Limitation Period to an amount not to exceed 1.00% for Class T shares, Class S shares, Class D shares and Class I shares, on an annualized basis, of the Fund’s daily net assets (the “Expense Cap”).

Specified Expenses that are not covered by the Expense Limitation and Reimbursement Agreement include: (i) the Management Fee; (ii) all fees and expenses of private market assets and other investments in which the Fund invests (including the underlying fees of the private market assets and other investments); (iii) transactional costs, including legal costs and brokerage commissions, associated with the acquisition and disposition of private market assets and other investments; (iv) interest payments incurred on borrowing by the Fund; (v) fees and expenses incurred in connection with a credit facility, if any, obtained by the Fund; (vi) distribution and shareholder servicing fees, as applicable; (vii) taxes; and (viii) extraordinary expenses resulting from events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. To the extent the Fund’s aggregate ordinary operating expenses, exclusive of the Specified Expenses, exceed the Expense Cap, the Adviser will waive its Management Fee and/or reimburse the Fund for expenses to the extent necessary to eliminate such excess. The Adviser may also directly pay expenses on behalf of the Fund and waive reimbursement under the Expense Limitation and Reimbursement Agreement.

To the extent that the Adviser waives its Management Fee, reimburses expenses or pay expenses directly on behalf of the Fund, it is permitted to recoup from the Fund any such amounts for a period not to exceed three years from the month in which such fees and expenses were waived, reimbursed or paid, even if such recoupment occurs after the termination of the Limitation Period. However, the Adviser may only recoup the waived fees, reimbursed expenses or directly paid expenses in respect of the applicable class of Shares if the aggregate ordinary operating expenses have fallen to a level below the Expense Cap and the recouped amount does not raise the level of aggregate ordinary operating expenses plus waived fees, reimbursed expenses or directly paid expenses in respect of a class of Shares in the month of recoupment to a level that exceeds any Expense Cap applicable at that time.

Due to Adviser represents organizational and offering expenses paid by the Adviser on behalf of the Fund less the Adviser expense reimbursement.

4. Administrator, Custodian and Transfer Agent

The Adviser serves as the Fund’s administrator (the “Administrator”) pursuant to an administration agreement (the “Administration Agreement”) under which the Administrator provides administrative, accounting and other services. Pursuant to the Administration Agreement, the Fund pays the Administrator an administration fee equal to 1/12th of an applicable annual fee between 0.08% to 0.23%, based upon the Fund’s average daily net assets, payable monthly in arrears. Administration fees are not charged until the Fund commences operations.

UMB Fund Services, Inc. serves as the Fund’s sub-administrator (the “Sub-Administrator”) pursuant to a sub-administration agreement under which the Sub-Administrator performs certain administrative and accounting services for the Fund, on behalf of the Administrator, for an annual fee. The sub-administration fee is paid monthly by the Administrator and is based upon the Fund’s average daily net assets, subject to an annual minimum. The Fund will reimburse certain of the Sub-Administrator’s out-of-pocket expenses. These fees and expenses are not charged until the Fund commences operations.

UMB Bank, N.A. serves as the Fund’s custodian (the “Custodian”) pursuant to a custody agreement. The Custodian holds the Fund’s domestic assets. Foreign assets are held by sub-custodians.

UMB Fund Services, Inc. serves as the Fund’s transfer agent (the “Transfer Agent”) pursuant to a transfer agency agreement. The Transfer Agent, among other things, receives and processes purchase orders, effects issuance of Shares, prepares and transmits payments for distributions, receives and processes repurchase offers and maintains records of account.

5. Capital Share Transactions

Fund Shares will be continually offered under Rule 415 of the Securities Act of 1933, as amended. The Fund will repurchase Shares from shareholders pursuant to written repurchase offers on terms and conditions that the Board determines to be fair to the Fund and to all shareholders. In connection with any given quarterly repurchase offer, the Fund currently intends to repurchase 5.00% of its outstanding Shares. The Fund expects to make its first repurchase offer in December 2023.

6. Indemnifications

The Fund indemnifies its officers and Board of Trustees for certain liabilities that may arise from the performance of their duties to the Fund. Additionally, in the normal course of business, the Fund enters into contracts that contain a variety of representations and warranties which provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.

7. Subsequent Events

In preparing these financial statements, management has evaluated events and transactions for potential recognition or disclosure through the date the financial statements were issued. Management has determined that there are no material events that would require disclosure in the Fund’s financial statements.

ANNEX A STEPSTONE GROUP PRIVATE WEALTH LLC

PROXY VOTING POLICY

Pursuant to Rule 206(4)-6 and Rule 204-2 under the Advisers Act, it is a fraudulent, deceptive, or manipulative act, practice or course of business, within the meaning of Section 206(4) of the Advisers Act, for an investment adviser to exercise voting authority with respect to client securities, unless (A) the adviser has adopted and implemented written policies and procedures that are reasonably designed to ensure that the adviser votes proxies in the best interests of its clients, (B) the adviser describes its proxy voting procedures to its clients and provides copies on request, and (C) the adviser discloses to clients how they may obtain information on how the adviser voted their proxies.

VOTING PROXIES

The Sub-Adviser is responsible for voting proxies on behalf of the Fund. The Sub-Adviser must vote proxies in a way that is consistent with the Sub-Adviser’s fiduciary duty to the Fund, and any investment policy of the Fund and maintain records of proxies voted, together with a brief explanation why votes were cast in a particular way.

The Sub-Adviser, as a matter of policy and as a fiduciary to the Fund, has responsibility for voting proxies for portfolio securities consistent with the best economic interest of the Fund. The Sub-Adviser’s policy and practice includes the responsibility to monitor corporate actions, receive and vote client proxies and disclose any potential conflicts of interest as well as make information available to clients about the voting of proxies for their portfolio securities and maintaining relevant and required records.

The Sub-Adviser has adopted the following procedures to implement the Sub-Adviser’s policy in regard to the Fund.

Voting Procedures

All investment professionals will forward any proxy materials received on behalf of the Fund to the Sub-Adviser’s Chief Compliance Officer, as applicable.

The Sub-Adviser’s Chief Compliance Officer, as applicable, will verify the Fund holds the security to which the proxy relates.

Absent material conflicts, the investment professionals responsible for the investment to which the proxy materials relate, in consultation with Sub-Adviser’s Chief Compliance Officer will determine how the Sub-Adviser should vote the proxy in accordance with applicable voting guidelines, complete the proxy, and vote the proxy in a timely and appropriate manner.

Voting Guidelines

The Sub-Adviser will vote proxies in the best interests of the Fund. The Sub-Adviser’s policy is to vote all proxies from a specific issuer the same way for each client absent qualifying restrictions from a client or as documented in the file by Sub-Adviser’s Chief Compliance Officer, as applicable. Clients of the Sub-Adviser, outside of the Fund, are permitted to place reasonable restrictions on the Sub-Adviser’s voting authority in the same manner that they may place such restrictions on the actual selection of account securities.

The Sub-Adviser will generally vote in favor of routine corporate housekeeping proposals such as to change capitalization (e.g., increase the authorized number of common or preferred shares of stock (to the extent there are not disproportionate voting rights per preferred share)), the election of directors, setting the time and place of the annual meeting, change of fiscal year, change of name, and selection of auditors absent conflicts of interest raised by an auditor’s non-audit services.

In the case of non-routine matters, voting decisions will generally be made in support of management, unless it is believed that such recommendation is not in the best interests of the Fund. On a case-by-case basis, the Sub-Adviser will decide non-routine matters, taking into account the opinion of management and the effect on management, and the effect on shareholder value and the issuer’s business practices. These matters include, but are not limited to, change of domicile, change in preemptive rights or cumulative voting rights, compensation plans, investment restrictions for social policy goals, precatory proposals, classification of the board of directors, poison pill proposals or amendments, recapitalizations, and super-majority voting.

The Sub-Adviser will abstain from voting if it is determined to be in the best interests of the Fund. In making such a determination, various factors will be considered, including, but not limited to, the costs associated with exercising the proxy (e.g., travel or translation costs) and any legal restrictions on trading resulting from the exercise of the proxy. In consultation with the Sub-Adviser’s Chief Compliance Officer, as applicable, the Sub-Adviser may also consider any special regulatory implications applicable to the client or the Sub-Adviser resulting from the exercise of the proxy.

Conflicts of Interest

The Sub-Adviser will identify any conflicts that exist between the interests of the Sub-Adviser and the client by reviewing the relationship of the Sub-Adviser with the issuer of each security to determine if the Sub-Adviser or any of its employees has any financial, business or personal relationship with the issuer.

If a material conflict of interest exists, the Sub-Adviser’s Chief Compliance Officer, as applicable, will determine whether it is appropriate to disclose the conflict to the affected clients, to give the clients an opportunity to vote the proxies themselves, or to address the voting issue through other objective means such as voting in a manner consistent with a predetermined voting policy or receiving an independent third-party voting recommendation.

The Sub-Adviser will maintain a record of the resolution of any conflict of interest.

Recordkeeping

The Sub-Adviser’s Chief Compliance Officer, as applicable, shall retain the following proxy records in accordance with the SEC’s five-year retention requirement.

•	These policies and procedures and any amendments.

•	Each proxy statement that the Sub-Adviser receives.

•	A record of each vote that the Sub-Adviser casts.

•

Any document the Sub-Adviser created that was material to making a decision how to vote proxies, or that memorializes that decision including periodic reports to the Sub-Adviser’s Chief Compliance Officer or proxy committee, if applicable.

•	A copy of each written request from the Board for information on how the Sub-Adviser voted the Fund’s proxies, and a copy of any written response.

Private Markets Investments

Investments in private assets are often subject to contractual agreements among the investors in the fund or company. If the Sub-Adviser has the authority to vote with respect to the interests, it will exercise its rights in accord with its contractual obligations and, if its vote is not constrained by contract, the Sub-Adviser will determine how to vote based on the principles described above. Records relating to the vote will be kept for the five-year retention period.